                                                Filed Pursuant to Rule 424(b)(2)
                                                   Registration Number 333-45400

                             UP TO 2,356,168 SHARES

                            PURINA MILLS, INC. LOGO

                                  COMMON STOCK
                            ------------------------
     We have prepared this prospectus to allow GSCP Recovery, Inc. and its transferees as selling stockholders to sell up to 2,356,168 shares of our common stock. GSCP Recovery acquired the common stock from us by operation of our plan of reorganization under the Bankruptcy Code, which became effective on June 29, 2000.

     Our common stock currently trades under the symbol "PMIL" on the Nasdaq National Market System. On October 9, 2000, the last reported sale price of our common stock on Nasdaq was $9.56 per share.
                            ------------------------
     See "Risk Factors" beginning on page 4 to read about factors you should consider before buying shares of our common stock.
                            ------------------------
     The selling stockholders directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the common stock from time to time on terms to be determined at the time of sale. To the extent required, the specific shares to be sold, names of the selling stockholders, purchase price, public offering price, the names of any such agent, dealer or underwriter, amount of expenses of the offering and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying prospectus supplement. The selling stockholders reserve the sole right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of shares of common stock to be made directly or through agents.

     The aggregate proceeds to the selling stockholders from the shares of common stock will be the purchase price of the shares of common stock sold less the aggregate agents' commissions and the underwriters' discounts, if any. We will receive no proceeds from this offering, but will pay the expenses of this offering.

     The selling stockholders and any broker-dealers, agents or underwriters that participate with them in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
                            ------------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
                       Prospectus dated October 18, 2000.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our company and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                  OUR BUSINESS

     We are a market leader in the United States in developing, manufacturing, and marketing differentiated animal nutrition products and programs for dairy cattle, beef cattle, hogs, and horses. We also develop, manufacture and sell poultry feeds as well as specialty feeds for rabbits, zoo animals, laboratory animals, birds, fish and pets. In the United States our products are generally marketed under the widely recognized brand names Purina(R) and Chow(R), and the "Checkerboard" Nine Square Logo(R) and other trademarks pursuant to an exclusive, perpetual, royalty-free license from Ralston Purina Company, except with regard to dog and cat food, which is marketed domestically under the PMI Nutrition brand name. Our products are sold as complete feeds or concentrated nutritional additives which are mixed with our customer's base ingredients.

     Our product lines range from economy feeds to high-performance, value-added products, and are sold in complete rations or as concentrated nutritional additives to be mixed with grains. We maintain a total of over 36,000 active feed formulas, which encompass a wide range of animal species. Although products are the principal point of differentiation, we develop and sell our products as part of nutrition and management programs that address all critical areas in the production of meat, milk and eggs. Our nutrition programs include information and services regarding the care of the animals and their facilities, as well as nutritional, genetic and breeding counseling.

     We distribute our products through two primary distribution channels: through dealers and directly to end-users. During 1999, approximately 60% of our sales were made through our dealer network and 40% of sales were made directly to animal producers. Although sales volume through our dealer network has always been substantially higher than our direct sales volume, direct sales to customers have accounted for an increasing proportion of our sales volume over the past 10 years.

     Our basic feed manufacturing process consists of grinding various grains and protein sources into a meal form that is then mixed with various nutritional additives. The resulting products are sold in a variety of forms, including meal, pellets, blocks and liquids. Our feed formulas are based upon the nutrient content as determined through proprietary scientific research. When the price of certain raw ingredients increases, we can generally adjust our feed formulas by substituting lower-cost, alternative ingredients to produce feeds with comparable nutritional value. By using our least-cost product formulation system, we can determine optimal formulations that meet our nutritional standards and maintain product quality.

     We currently operate 48 feed manufacturing plants located in 25 states. Our total feed manufacturing capacity is approximately 6.4 million tons per year based on a three shift per day, five-day week, and individual plant capacity ranges from 60,000 tons to 275,000 tons per year. We have invested in highly sophisticated computerized systems for mixing, pelleting, micro-ingredient blending and packing. In addition, we have developed and implemented a sophisticated software program for feed formulation that incorporates the nutritional value of substitute ingredients.

     Our research efforts are focused on the development of proprietary product forms and process technologies designed to support new product development and increase manufacturing efficiency while lowering processing costs. At our research center in Gray Summit, Missouri, we conduct extensive animal research to develop value-added products and programs designed to optimize the genetic performance potential of animals. Each species of animal is closely studied from birth to maturity to enable scientists to understand the complex nutritional needs and genetic capabilities at each stage in its life cycle. By understanding the metabolic process of each species, our scientists have identified which nutrients are required by an animal at various stages in its development to maximize its genetic potential.

     We are a Delaware corporation and our principal executive offices are located at 1401 South Hanley Road, St. Louis, Missouri 63144. Our telephone number is (314) 768-4100.

                                  OUR HISTORY

     Purina Mills and its predecessors have been in the animal nutrition business since 1894. Over the past 100 years, we have built and maintained our industry leadership by consistently providing high-quality, innovative products and dedicated customer service.

     In March 1998 we and our subsidiaries were acquired in a leveraged acquisition by Koch Agriculture Company, a subsidiary of Koch Industries, Inc. Subsequent to the acquisition, we had substantial indebtedness. Because of the highly leveraged nature of the acquisition, a significant portion of our cash flow from operations was thereafter dedicated to the payment of principal and interest on our indebtedness, reducing the funds available for our operations. Ultimately, our substantial degree of leverage limited our ability to adjust to depressed conditions in the agricultural markets we serve and resulted in our decision to seek bankruptcy protection.

     In October 1999, after defaulting on our debt obligations, we and our subsidiaries filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. Our plan of reorganization was confirmed by the bankruptcy court in April 2000. The plan became effective and we emerged from bankruptcy on June 29, 2000. The plan provided for, among other things:

     - cancellation of Koch Agriculture's equity interest in us;

     - issuance of 10,000,000 shares of our common stock, par value $0.01 per share, of which 9,910,000 shares will be distributed to holders of general unsecured claims under the plan, which includes holders of all of our $350 million in prepetition subordinated debt;

     - repayment of all of our $278 million prepetition secured debt through a $103 million cash payment and $175 million in borrowings under a new, post-bankruptcy term loan; and

     - a new $50 million revolving credit facility.

     Affiliates of GSCP Recovery, Inc. owned approximately 32.1% of our prepetition subordinated debt and, by operation of our plan of reorganization, GSCP Recovery became our largest stockholder, owning approximately 28.6% of our common stock as of August 25, 2000.

                                  THE OFFERING

Common stock offered by Purina Mills.......     None

Common stock offered by selling
stockholders...............................     Up to 2,356,168 shares

Common stock outstanding prior to this
offering...................................     8,230,332 shares

Use of proceeds............................     Purina Mills will not receive
                                                any proceeds from this offering

Nasdaq National Market symbol..............     "PMIL"

                            ------------------------

     The above information is based upon the number of shares outstanding as of August 25, 2000. This information excludes 912,858 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $21.97 per share and 87,142 shares of common stock reserved for future issuance under our equity incentive plan.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our stock could decline, and you may lose all or part of your investment.

WE RECENTLY EMERGED FROM A CHAPTER 11 REORGANIZATION AND HAVE A HISTORY OF RECENT LOSSES.

     We sought protection under chapter 11 of the Bankruptcy Code in October 1999. We incurred net losses of $52.9 million and $280.8 million during the two fiscal years ended December 31, 1998 and December 31, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Our equity ownership, board of directors and a portion of our senior management was replaced in connection with our reorganization. While our current senior management has concentrated on reformulating and refining our business strategy, there can be no assurance that we will attain profitability or achieve growth in our operating performance.

WE ARE SUBSTANTIALLY LEVERAGED AND OUR LEVERAGE AND DEBT SERVICE REQUIREMENTS MAKE US MORE VULNERABLE TO ECONOMIC DOWNTURNS IN THE AGRICULTURAL MARKETS WE SERVE OR IN THE ECONOMY GENERALLY.

     Even after our emergence from bankruptcy, our long term debt was approximately $171.2 million as of June 30, 2000. While we believe that our future operating cash flow, together with financing arrangements, will be sufficient to finance our operating requirements, our indebtedness restricts our ability to obtain additional financing in the future and, because we may be more leveraged than some of our competitors, may place us at a competitive disadvantage. Also, the new financing facility that we entered into as part of our emergence from bankruptcy contains covenants that impose operating and financial restrictions on us. These covenants could adversely affect our ability to finance future operations, potential acquisitions or capital needs or to engage in other business activities that may be in our interest. In addition, if we cannot achieve the financial results necessary to maintain compliance with these covenants, we could be declared in default and be required to sell or liquidate our assets to repay outstanding debt.

OUR HISTORICAL FINANCIAL INFORMATION IS NOT COMPARABLE TO OUR CURRENT FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     As a result of our emergence from bankruptcy, we are operating our business under a new capital structure. We are also subject to the fresh start accounting rules and our balance sheet as of June 30, 2000 reflects the application of these rules. Accordingly, our financial condition and results of operations will not be comparable to the financial condition or results of operations reflected in our historical financial statements contained in this registration statement.

THE MARKET FOR COMMERCIAL FEED PRODUCTS IS HIGHLY COMPETITIVE.

     Most of our competitors compete principally on the basis of price. Some animal producers purchase feed on that basis without regard to the performance qualities of the products. Competition in our markets occasionally limit our ability to pass ingredient price increases on to our customers and has led us and some of our competitors to develop various market price risk arrangements to promote sales. For example, we offer various financing programs to our dealers and direct customers. As of June 30, 2000, our promissory notes from and guaranties for the benefit of our customers totaled approximately $7.3 million, net of a reserve of $17.5 million. There can be no assurance that we will not be required to increase our use of these or similar arrangements in response to competitive pressures or that losses from these arrangements will not be material.

FLUCTUATIONS IN AGRICULTURAL COMMODITY PRICES COULD ADVERSELY AFFECT THE DEMAND FOR OUR PRODUCTS.

     Historically, when the price of grains is relatively high, more of our customers purchase complete feed products and our feed sales are correspondingly higher. During periods when commodity prices are relatively low, animal producers purchase our products as concentrated nutritional additives with which the customers mix their own commodity ingredients. This results in decreased feed sales. Because the cost of feed typically represents more than half of the cost of livestock production at the farm level, higher ingredient prices over time could result in a decline in livestock production and a decline in the demand for our products. In addition, when market prices for livestock and livestock products are low, livestock producers cut back on production and search for lower-cost feed alternatives. Severe and sustained increases in the prices of ingredients for our products or decreases in the market prices received by our customers in the livestock production industry could have a material adverse effect on our business.

CONSOLIDATION IN THE FEED PRODUCTION AND ANIMAL PRODUCTION INDUSTRIES COULD ADVERSELY AFFECT US.

     Both the feed production and animal production industries are consolidating, and this trend is expected to continue. As producers of animals increase in size, they historically have tended to vertically integrate their businesses by acquiring or constructing their own feed production facilities to meet some or all of their requirements and, consequently, have relied less on outside suppliers of feed. As the consolidation of animal producers continues, the available market for commercial feeds may shrink if producers integrate their operations, which could lead to decreased market demand for our feed products. In addition, should these market conditions result in business failures of major customers, such failures could result in lost sales by us and a reduction in the utilization levels of our manufacturing plants.

OUR BUSINESS COULD SUFFER IF WE ARE UNABLE TO SUCCESSFULLY IDENTIFY AND ENTER INTO JOINT VENTURES AND/OR STRATEGIC ALLIANCES.

     We intend to pursue joint ventures and strategic alliances in order to adapt to the trends of consolidation of production and vertical integration that are reshaping our industry. There can be no assurance that we will be successful in identifying appropriate joint venture or strategic alliance partners or in consummating such transactions, or that any newly acquired partners will be successfully integrated with our business. There also can be no assurance that these joint venture or strategic alliances will result in the expected benefits or any benefits at all.

WE MAY LOSE SALES BECAUSE OF THE WEAKENED FINANCIAL CONDITION OF OUR CUSTOMERS.

     One of our strengths is our network of more than 4,100 independent dealers that sell feed products. However, like us, these dealers, as well as other direct purchasers of our feed products, are subject to significant downturns in the agricultural markets and the highly competitive and consolidating nature of the animal production industry. We believe that certain of our significant customers, both dealers and direct purchasers, recently have experienced adverse operating results. This could result in lower feed sales to these customers and any significant decline in our sales of feed products could have a material adverse effect on our results of operations and financial condition.

THE SEASONALITY OF OUR BUSINESSES MAY HAVE A MATERIAL ADVERSE AFFECT ON OUR RESULTS OF OPERATIONS.

     Our results of operations are seasonal, with a higher percentage of sales and earnings generated during the fourth and first quarters of the year. This seasonality is driven largely by weather conditions affecting our beef cattle products. If the weather is particularly warm during the winter, then sales of feed for beef cattle may decrease as compared with normal seasonal patterns because the cattle may be better able to graze under warmer conditions. Other product lines are affected marginally by seasonal conditions, but these conditions do not materially affect our overall quarter-by-quarter results of operations.

WE MAY BE SUBJECT TO MATERIAL FEDERAL INCOME TAX LIABILITY.

     According to regulations issued by the United States Treasury Department, each subsidiary of a corporation that was a member of a consolidated group during any part of a consolidated return year is severally liable for the consolidated federal income tax liability of the entire group for that year, even if the subsidiary in question had no taxable income on a stand-alone basis for that year. The presence of a tax sharing agreement between corporations filing a consolidated return does not affect any group member's liability to the Internal Revenue Service for unpaid federal income taxes owed by the group. As a result, we remain severally liable for any deficiencies arising out of consolidated federal income tax returns filed by Koch Industries beginning in 1998 and ending in 2000. Pursuant to a tax sharing agreement, Koch Industries must indemnify us with respect to any of these types of liabilities under most, but not all, circumstances.

IF WE DO NOT COMPLY WITH THE NUMEROUS LAWS AND REGULATIONS THAT GOVERN THE FEED PRODUCTION INDUSTRY, OUR BUSINESS COULD BE HARMED.

     Our operations are subject to regulation by federal, state and local agencies that administer laws governing health, safety and the protection of the environment, including the United States Food and Drug Administration and the United States Department of Agriculture. In particular, we are subject to federal, state and local environmental laws and regulations involving the management and disposal of solid animal waste material resulting from the production, processing and preparation of foods at facilities where company owned animals are located. We believe that the procedures currently in effect at our facilities are consistent with industry practice and are in general compliance with such laws and regulations. However, future violations of such laws, the enactment of stricter laws or regulations or the implementation of more aggressive enforcement policies could adversely affect our operations or financial condition.

THE ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS, AND OUR RIGHTS AGREEMENT COULD ADVERSELY AFFECT OUR STOCKHOLDERS.

     Our certificate of incorporation and by-laws contain some provisions that may have the effect of delaying, deferring or preventing a change in control. These provisions, including those providing for the possible issuance of preferred stock and regulating the nomination of directors, together with our rights agreement and Delaware statutes, may make it more difficult for other persons, without the approval of our board of directors, to make a tender offer or otherwise acquire substantial amounts of our common stock or to launch other takeover attempts that a stockholder might consider to be in the stockholder's best interest. These provisions could limit the price that some investors might be willing to pay in the future for shares of our common stock.

     Under our rights agreement, entered into as of the effective date of our plan of reorganization, each outstanding share of our common stock presently has one right attached that trades with the common stock. Generally, the rights become exercisable and trade separately after a third party acquires 15% or more of the then-outstanding common stock or commences a tender offer for a specified percentage of the then-outstanding common stock. Upon the occurrence of certain additional triggering events specified in the agreement, each right would entitle its holder (other than, in certain instances, the holder of 15% or more of the then-outstanding common stock) to purchase shares of common stock at an exercise price of 50% of the then-current market value of the common stock. The rights expire on June 29, 2001, unless our board of directors takes action prior to that date to extend the rights, and are presently redeemable at $.01 per right. See "Description of Capital Stock -- Rights Agreement."

OUR LARGEST STOCKHOLDER OWNS A LARGE PERCENTAGE OF PURINA MILLS AND COULD SIGNIFICANTLY INFLUENCE ALL MATTERS REQUIRING STOCKHOLDER APPROVAL.

     GSCP Recovery, Inc. beneficially owns approximately 28.6% of our outstanding common stock and is able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

WE EXPECT TO EXPERIENCE VOLATILITY IN OUR STOCK PRICE WHICH COULD NEGATIVELY AFFECT YOUR INVESTMENT.

     An investment in our common stock involves substantial risks. The stock market generally and the market for stocks of companies with lower market capitalizations, like us, in particular have from time to time experienced and likely will again experience significant price and volume fluctuations that are unrelated to the operating performance of a particular company.

WE MAY BE HARMED IF WE LOSE OUR MARKET STANDING ON THE NASDAQ NATIONAL MARKET SYSTEM.

     There can be no assurance that in the future our common stock will meet the continued listing qualifications of the Nasdaq National Market System. De-listing from Nasdaq could cause, among other things, a decline in the market price of our common stock and an inability to obtain future equity financing, or use our common stock as consideration for acquisitions.

SALES OF STOCK BY THE SELLING STOCKHOLDERS MAY NEGATIVELY AFFECT THE MARKET
PRICE.

     All of the common stock being offered through this prospectus is offered solely by selling stockholders who are not restricted as to the prices at which they may sell the common stock. Shares sold below the current level at which the shares of our common stock are trading may adversely affect the market price of our common stock. The outstanding shares of common stock covered by this prospectus represent approximately 28.6% of our outstanding shares as of August 25, 2000. This large amount of common stock, if sold all at once or in blocks, may have a negative effect on the market price.

SALES OF SUBSTANTIAL AMOUNTS OF COMMON STOCK IN THE PUBLIC MARKET OR THE AVAILABILITY OF SUBSTANTIAL AMOUNTS OF SUCH STOCK FOR SALE SUBSEQUENT TO THIS OFFERING COULD ADVERSELY AFFECT THE PREVAILING MARKET PRICE OF OUR COMMON STOCK.

     The 2,356,168 shares of common stock offered hereby will be freely tradable immediately following this offering, except for any shares that might be purchased by our "affiliates," as that term is defined in the Securities Act. All of the remaining 5,874,164 outstanding shares, are available for sale in the public market during 2000, subject, in certain instances, to the applicable resale limitations of Rule 144 under the Securities Act. In addition, we filed a registration statement covering up to 1,000,000 shares issuable upon exercise of stock options under our equity incentive plan. Such option shares, upon issuance, will be immediately available for resale, subject to the applicable resale limitations under Rule 144 for holders that are our affiliates. Our executive officers and certain other employees or former employees have agreed not to sell an aggregate of 50,938 shares of common stock for a period of six months following the effectiveness of our plan of reorganization. Thereafter, the holders of these shares may resell them pursuant to the applicable resale limitations of Rule 144. See "Shares Eligible for Future Sale."

SINCE EMERGING FROM BANKRUPTCY, WE HAVE NOT PAID ANY DIVIDENDS ON OUR COMMON STOCK AND DO NOT ANTICIPATE DOING SO IN THE FORESEEABLE FUTURE.

     We currently anticipate that all of our earnings will be retained for development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, our credit facility contains covenants that restrict the payment of cash dividends. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are not based on historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. We use words such as "anticipate," "believe," "plan," "estimate," "expect," "future," "intend" and variations of these words and similar expressions to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those anticipated in these forward-looking statements. These risks and uncertainties include those described above in "Risk Factors" and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                            MARKET FOR COMMON STOCK

     Our common stock has only been listed for trading on the Nasdaq National Market System since August 15, 2000. As a result, the market for our common stock is new and not well developed. On October 9, 2000, the last reported sale of our common stock as reported by Nasdaq was $9.56. As of August 25, 2000, there were approximately 545 holders of record of our common stock.

                                USE OF PROCEEDS

     All of the shares of common stock offered hereby are being offered by the selling stockholders. We will not receive any of the proceeds from their sale. We estimate that expenses payable in connection with this registration statement will be approximately $136,817. There are no other material incremental expenses attributable solely to the issuance and distribution of the shares.

                                DIVIDEND POLICY

     We have neither declared nor paid any dividends on our shares of common stock since emerging from bankruptcy. Any decisions as to the future payment of dividends will depend on our earnings and financial position and such other factors as our board of directors deems relevant. We anticipate that we will retain earnings, if any, in order to finance expansion of our operations, and have no intention of declaring dividends for the foreseeable future. In addition, our credit facility contains covenants that restrict the payment of cash dividends.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected historical information is qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and Notes thereto included elsewhere in this prospectus. The Consolidated Statements of Operations Data for each of the years in the three year period ended December 31, 1999 and the Consolidated Balance Sheet Data as of December 31, 1998 and 1999 presented below, have been derived from audited financial statements included elsewhere in this prospectus. The Consolidated Statements of Operations Data for the six month periods ended June 30, 1999 and 2000 and the Consolidated Balance Sheet Data as of June 30, 2000, presented below, have been derived from unaudited financial statements also included elsewhere in this prospectus. The Consolidated Statement of Operations Data for the years ended December 31, 1995 and 1996 and the Consolidated Balance Sheet Data as of December 31, 1995, 1996 and 1997 has been derived from audited financial statement not included in this prospectus.

     The consolidated financial data for the period prior to March 12, 1998 has been prepared on a predecessor basis. The consolidated balance sheet data at June 30, 2000, December 31, 1999 and December 31, 1998 are not comparable with the December 31, 1997, 1996, and 1995 balance sheet data presented. Also, the June 30, 2000 consolidated balance sheet data is not comparable to the other balance sheet data presented due to the adoption of fresh-start reporting as of that date. Operating results subsequent to the 1998 merger are comparable to the operating results prior to the 1998 merger except for depreciation expense, amortization of intangible assets, interest expense and post-retirement health care costs.

                                             PRE-MERGER                                       POST-MERGER
                             ------------------------------------------   ---------------------------------------------------
                                                              JANUARY 1    MARCH 13        YEAR       SIX MONTHS   SIX MONTHS
                                                                 TO           TO           ENDED        ENDED        ENDED
                                 YEAR ENDED DECEMBER 31       MARCH 12    DECEMBER 31   DECEMBER 31    JUNE 30      JUNE 30
                             ------------------------------   ---------   -----------   -----------   ----------   ----------
                               1995       1996       1997       1998         1998          1999          1999         2000
                             --------   --------   --------   ---------   -----------   -----------   ----------   ----------
                                                                  (DOLLARS IN MILLIONS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
OPERATING DATA:
Net Sales..................  $1,047.2   $1,212.2   $1,128.4    $214.3       $784.4        $ 881.9       $437.4       $414.5
Cost of products sold......     863.2    1,035.9      913.0     171.2        640.3          706.9        352.9        329.2
                             --------   --------   --------    ------       ------        -------       ------       ------
  Gross Profit.............     184.0      176.3      215.4      43.1        144.1          175.0         84.5         85.3
Other costs and expenses:
Marketing and
  distribution.............      83.9       84.7       87.3      17.5         73.1           91.5         46.2         43.2
General and
  administrative...........      30.2       31.4       55.7      27.6         59.9           65.4         32.9         26.5
Research and development...       6.7        7.0        7.2       1.4          5.4            6.0          3.0          2.7
                             --------   --------   --------    ------       ------        -------       ------       ------
                                120.8      123.1      150.2      46.5        138.4          162.9         82.1         72.4
Provision for asset
  write-offs...............        --       14.0        4.4        --           --           19.7         19.7           --
Restructuring
  expenses(1)(2)...........        --         --         --        --           --           18.1          0.5         24.9
Provision for intangible
  asset impairment(3)......        --         --         --        --           --          161.6           --           --
Provision for loss
  guarantees(4)............        --         --         --        --         14.2             --           --           --
Other expense(income) --
  net(5)...................       2.8      (10.5)      (3.5)      0.1          4.5            0.7         (0.5)       (28.5)
Amortization of
  intangibles..............      18.6       19.5       20.6       3.9         14.5           15.1          7.6         13.6
                             --------   --------   --------    ------       ------        -------       ------       ------
                                142.2      146.1      171.7      50.5        171.6          378.1        109.4         82.4
                             --------   --------   --------    ------       ------        -------       ------       ------
Operating income (loss)....      41.8       30.2       43.7      (7.4)       (27.5)        (203.1)       (24.9)         2.9
Interest expense...........      44.5       43.6       41.5       8.1         39.5           48.7         26.0          9.7
                             --------   --------   --------    ------       ------        -------       ------       ------

                                             PRE-MERGER                                       POST-MERGER
                             ------------------------------------------   ---------------------------------------------------
                                                              JANUARY 1    MARCH 13        YEAR       SIX MONTHS   SIX MONTHS
                                                                 TO           TO           ENDED        ENDED        ENDED
                                 YEAR ENDED DECEMBER 31       MARCH 12    DECEMBER 31   DECEMBER 31    JUNE 30      JUNE 30
                             ------------------------------   ---------   -----------   -----------   ----------   ----------
                               1995       1996       1997       1998         1998          1999          1999         2000
                             --------   --------   --------   ---------   -----------   -----------   ----------   ----------
                                                                  (DOLLARS IN MILLIONS)
Income (loss)before income
  taxes....................      (2.7)     (13.4)       2.2     (15.5)       (67.0)        (251.8)       (50.9)        (6.8)
Provision (benefit) for
  income taxes.............       0.6       (3.4)       1.7      (5.8)       (23.8)          29.0        (16.1)          --
                             --------   --------   --------    ------       ------        -------       ------       ------
Income (loss) before
  extraordinary item.......      (3.3)     (10.0)       0.5      (9.7)       (43.2)        (280.8)       (34.8)        (6.8)
Extraordinary item-gain on
  extinguishment of debt,
  net of tax...............        --         --         --        --           --             --           --        159.3
Revaluation of assets and
  liabilities pursuant to
  the adoption of
  fresh-start reporting....        --         --         --        --           --             --           --          2.5
                             --------   --------   --------    ------       ------        -------       ------       ------
Net income(loss)...........  $   (3.3)  $  (10.0)  $    0.5    $ (9.7)      $(43.2)       $(280.8)      $(34.8)      $155.0
                             ========   ========   ========    ======       ======        =======       ======       ======
OTHER DATA:
Adjusted EBITDA(6).........  $   95.0   $   93.4   $   99.1    $ 18.2       $ 47.8        $  50.7       $ 24.3       $ 30.6
Adjusted EBITDA/Interest
  expense..................       2.1x       2.1x       2.4x      2.2x         1.2x           1.0x         0.9x         3.2x
Total depreciation and
  amortization(7)..........  $   47.6   $   50.4   $   50.0    $ 10.1       $ 40.1        $  48.0       $ 24.4       $ 30.4
Capital expenditures(8)....      25.5       23.9       30.4       4.5         25.3           21.0         10.1          8.6
Cash provided (used) --
  operations...............      50.1       58.3       70.0     (40.1)        59.9          (32.0)       (49.3)        27.0
Cash provided (used) --
  investing................     (82.9)     (22.1)     (29.3)     (4.3)       (24.3)         (23.3)       (12.1)        10.9
Cash provided (used) --
  financing................      31.7      (32.2)     (38.5)    391.9       (369.2)          61.9         31.5        (42.8)
SELECTED RATIOS:
Ratio of earnings to fixed
  charges(9)...............        --         --       1.05x       --           --             --           --           --
Deficiency of earnings to
  cover fixed charges(9)...       2.7       13.4         --      15.5         67.0          251.8         50.9          6.8

                                                                      DECEMBER 31,
                                                  ----------------------------------------------------    FRESH START
                                                            PRE-MERGER                 POST-MERGER         REPORTING
                                                  ------------------------------   -------------------   -------------
                                                    1995       1996       1997       1998       1999     JUNE 30, 2000
                                                  --------   --------   --------   --------   --------   -------------
CONSOLIDATED BALANCE SHEET DATA:
Working capital.................................  $    2.2   $   19.3   $   26.2   $   15.8   $ (199.8)    $   65.4
Property, plant and equipment, net..............     266.8      250.6      243.7      262.8      235.4        206.8
Total assets....................................     637.7      613.4      592.9      815.7      589.0        531.9
Total long-term debt............................     371.3      364.3      340.2      558.5         --        171.2
Stockholder's equity............................      24.2        7.7      (16.2)      66.3     (215.8)       184.2

---------------
(1) Provision for asset write-offs represents the noncash write-down of the net book value of closed facilities and the write-down of other assets to net realizable value. During 1996, we closed seven feed plants and recorded a corresponding loss of $14.0 million. The 1997 charges related to the write-down of the value of a feed supply agreement. For the year ended December 31, 1999 and six months ended June 30, 1999 the charge relates to the closure of five feed plants resulting in a loss of $19.7 million.

(2) Restructuring expenses represents the costs incurred in connection with a business analysis and subsequent bankruptcy filing on October 28, 1999. The costs include advisory fees, severance and relocation costs and compensation expense in connection with our Key Employee Retention Plan.

(3) Provision for intangible asset impairment represents the non-cash write-down of the net book value of the intangible assets to net realizable value.

(4) Provision for loss guarantees represents a loss reserve recorded for the potential funding of various loan guarantees made by banks to assist our customers in obtaining bank loans for working capital or fixed asset additions.

(5) Other expense (income)-net includes profit or loss on marketing agreements and the production of eggs, hogs and turkeys, interest income on customer accounts, fee income for various agricultural services, equity income of less than 50% owned subsidiaries and other costs or revenues. The 1996 amount also includes the proceeds received in settlement of a claim of excess charges on raw material purchases in prior years and the profit on the sales of our bromethaline inventory and related trademark and other rights. The amount for the six month period ended June 30, 2000 also includes proceeds in excess of $20.0 million received in settlement for claims for excess charges of vitamin purchases in prior years and the gain of $3.3 million from the sale of the headquarters building.

(6) Adjusted EBITDA as used in this prospectus consists of earnings before interest, income taxes, depreciation, amortization, gains or loses on fixed asset dispositions or write-downs, noncash compensation expense related to stock units and the increase in value over cost of stock allocated to participants in a then existing employee stock ownership plan and extraordinary gains, losses or expenses. Adjusted EBITDA is presented because it may be used by investors as a financial indicator of our ability to service existing or additional indebtedness. Detail regarding calculation of Adjusted EBITDA is presented in the following table:

                                                             JANUARY 1    MARCH 13                   SIX MONTHS   SIX MONTHS
                                                                TO           TO        YEAR ENDED      ENDED        ENDED
                                   YEAR ENDED DECEMBER 31    MARCH 12    DECEMBER 31   DECEMBER 31    JUNE 30      JUNE 30
                                  ------------------------   ---------   -----------   -----------   ----------   ----------
                                   1995     1996     1997      1998         1998          1999          1999         2000
                                  ------   ------   ------   ---------   -----------   -----------   ----------   ----------
                                                                    (DOLLARS IN MILLIONS)
Operating income................  $41.8    $30.2    $43.7      $(7.4)      $(27.5)       $(203.1)      $(24.9)      $  2.9
Depreciation and amortization...   47.6     50.4     50.0       10.1         40.1           48.0         24.4         30.4
Amortization related to deferred
  financing costs...............   (3.7)    (3.3)    (2.9)      (0.6)        (0.8)          (1.3)        (0.7)        (0.6)
(Gains) losses related to asset
  dispositions and vitamin
  purchases claim settlement....    2.5      1.0      0.9        0.2          1.4            1.3          0.2        (27.0)
Noncash Employee Stock Option
  Plan valuation charge and
  stock units expense...........    4.1      1.1      2.0         --           --             --           --           --
Nonrecurring charges:
  Provision for asset
    write-off...................     --     14.0      4.4         --           --           19.7         19.7           --
  Restructuring expenses........     --       --       --         --           --           18.1          0.5         24.9
  Provision for loss
    guarantees..................     --       --       --         --         14.2             --           --           --
  Provision for intangible asset
    impairment..................     --       --       --         --           --          161.6           --           --
  Other.........................    2.7       --      1.0       15.9         20.4            6.4          5.1           --
                                  -----    -----    -----      -----       ------        -------       ------       ------
Adjusted EBITDA.................  $95.0    $93.4    $99.1      $18.2       $ 47.8        $  50.7       $ 24.3       $ 30.6

     The nonrecurring charges-other represents the cost and expenses in connection with unsuccessful acquisitions in 1995 and 1997, compensation expense of $15.9 million paid management and holders of options and stock rights during the period ended March 12, 1998 in connection with the merger and reserves for litigation losses, merger integration expenses and provisions for losses on discontinued businesses for the periods ended December 31, 1998 and 1999 and the six month period ended June 30, 1999.

     Adjusted EBITDA is not a measure of financial performance determined in accordance with generally accepted accounting principles, should not be considered as an alternative to net income as a measure of performance or to cash flow as a measure of liquidity and is not necessarily comparable to similarly titled measures of other companies.

(7) Total depreciation and amortization includes amortization related to deferred financing costs that is included in interest expense for periods noted.

(8) Capital expenditures includes expenditures for capital asset replacement, cost reductions, regulatory compliance, and quality and service projects, and capital spending projects designed to increase manufacturing, warehousing, transportation or other capacity or otherwise increase sales volume.

(9) For purposes of computing these ratios and amounts, earnings consisted of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense on debt, amortization of financing costs and the portion (approximately one-third) of rental expense that management believes is representative of the interest component of rental expenses.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following Management's Discussion and Analysis of Financial Condition and Results of Operations together with the consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

RESULTS OF OPERATIONS

  Overview of Our Industry

     The economic environment in the agricultural industry during 1998, 1999 and the first six months of 2000 has been a difficult one. Livestock commodity prices have been depressed and reached historic lows in many markets. In addition to the overall economic environment, there is significant continuing competition in all areas of agriculture, including the feed industry. As a result of this competition, we expect the U.S. feed industry to further consolidate in the years ahead. Nevertheless, although the total volume of processed feed sold into the livestock systems market may decline, larger producers are tending to purchase products with lower inclusion rates and higher margins. As they grow larger, these producers are typically better able to measure performance differences and make sound economic decisions regarding nutrition and management programs.

     The feed industry generally prices products on the basis of aggregate ingredient cost plus a dollar amount margin, rather than a gross profit percentage. As ingredient prices fluctuate, the changes are generally passed on to customers through weekly or monthly changes in the our price lists. Feed tonnage and total income over ingredient cost (IOIC), which is net sales minus cost of ingredients, and gross profit (IOIC less manufacturing costs), rather than sales dollars, are the key indicators of performance because of the distortions in sales dollars caused by changes in commodity prices and product mix between complete feed and concentrate products, to which customers add their own base ingredients, such as corn and other grains. Historically, when the price of grains has been relatively high, more of our customers have tended to purchase complete rations and our sales volume has been higher; alternatively, when the price of grains has been relatively low, more of our customers have tended to use their own grains and mix them with our higher-margin concentrates, resulting in lower sales volume but relatively higher overall unit margins.

  Overview of Our Business

     We develop, manufacture and market a comprehensive line of animal nutrition products for dairy cattle, beef cattle, hogs, horses and poultry, as well as specialty feeds for rabbits, zoo animals, birds, fish and pets. For the year ended December 31, 1999, the product mix by volume was approximately 26% for dairy, 29% for beef cattle, 14% for hogs, 12% for horses, 7% for poultry and 12% for all others.

     In addition, competition in the agricultural markets we serve has caused us and some of our competitors to develop market and production risk arrangements for customers to promote sales. We have entered into several production and marketing joint venture arrangements with our animal production customers, especially in the swine sector, in order to facilitate additional feed sales.

     In connection with our merger with Koch Industries in 1998, we incurred a significant amount of indebtedness. This indebtedness limited our flexibility to adjust to the depressed conditions in the agricultural industry and made us particularly vulnerable to the downturn in the swine market. As a result of our financial condition during 1999 and our substantial degree of leverage, our ability to finance working capital requirements was adversely affected by cash requirements for debt service. On September 15, 1999, we failed to make a scheduled interest payment of $15.75 million due to the holders of the senior subordinated notes and on October 21, 1999, the indenture trustee accelerated the notes. On

September 30, 1999, we failed to pay $2.1 million in principal payments under our pre-petition credit facility. This principal payment was subsequently made on October 27, 1999. Faced with these events and an inability to service future interest payment on the subordinated notes, we commenced reorganization cases under chapter 11 of the bankruptcy code on October 28, 1999. On January 18, 2000, we filed a plan of reorganization and disclosure statement with the Securities and Exchange Commission. The plan, as amended, was approved by the creditors, confirmed by the bankruptcy court on April 5, 2000 and became effective on June 29, 2000.

     During 1999 we focused on managing and mitigating the impact of the significant decline in hog prices on our performance. With the prices of hogs having increased moderately from December 1998, which was the lowest price in nearly forty years, and through the efforts of management, we mitigated some of our swine exposure in an effort to reduce the negative implications on future earnings, cash flow and liquidity. In April 1999, we locked in a margin on market hogs to be marketed during the remainder of 1999 by entering into futures contracts for market hogs and the major feed ingredients to grow the hogs. This action resulted in limiting the risk of any market decline for the remainder of the year on these hogs, but also limited the potential for gain if market prices significantly increased. We have locked in a majority, but not all, margin for hogs to be marketed in 2000 and, as such, we are subject to risk of fluctuations in the price of market hogs, which could have an impact on results of operations and liquidity.

     During 1999, we decided to discontinue manufacturing operations at five facilities. Products for distribution to customers of the closed facilities are being manufactured at our other facilities. In connection with these plant closures, we recorded a loss of $13.1 million on manufacturing assets, which represented the amount by which the book value of these assets exceeded their estimated net realizable value. Estimated demolition costs of $1.2 million, severance costs of $0.4 million and a write-off of $5.0 million for related goodwill were also recorded. We will continue to review the performance of our facilities in an attempt to optimize overall capacity and maximize profits.

  Period Comparisons

     Our consolidated financial statements for all the periods through June 29, 2000 have been prepared on historical cost basis. Our consolidated balance sheet at June 30, 2000 is not comparable with the historical balance sheet presented due to our adoption of "fresh-start" reporting upon our emergence from bankruptcy.

  Six Months Ended June 30, 2000 Compared to Six Months Ended June 30, 1999

     Due to overall lower commodity prices and a decrease in tons sold, net sales decreased 5.2% from the 1999 period. Gross profit was $85.4 million for the six months ended June 30, 2000 compared to $84.6 million for the six months ended June 30, 1999. Overall volume for the six months ended June 30, 2000 was
1.9 million tons compared to 2.1 million tons for the comparable 1999 period, a decrease of 8.8%. Average IOIC per ton was $67.60, a 4.2% increase from the six-month period ended June 30, 1999 due primarily to a shift in product mix to higher margin products.

     Beef cattle volume increased 3.5% over the 1999 period due to increased volume in the grass cattle business resulting primarily from weather conditions. Dairy cattle tons decreased 7.6% from the prior year due to low milk prices and lower commodity prices. Hog volume decreased 23.3% from the prior year due to the depressed market conditions and the resulting loss from market consolidation. Horse volume increased 5.2% over the 1999 period. We have had continued success in growing our horse volume by aggressive marketing and promotion of product lines. Laying chicken and meatbird volume decreased 56.3% from 1999 which can be attributed to the loss of a major customer in the third quarter of 1999. Specialty and other volume decreased 1.2% over the 1999 period.

     Cost of products sold decreased $23.7 million, or 6.7% from the comparable 1999 period, due primarily to the $18.2 million decrease in ingredient costs. Net losses from the hog program also decreased $5.4 million due to increases in hog market prices. Manufacturing expenses remained consistent with the amount for the comparable 1999 period.

     Marketing, distribution and advertising costs decreased $3.0 million due primarily to a decrease in sales volume and reduction of sales personnel. General and administrative expenses decreased $6.5 million from the 1999 period due to a decrease in relocation costs of $1.2 million and reduced bad debt expense of approximately $4.6 million. Additionally, a decrease of $0.7 million in administrative costs occurred due to consolidation of various functions such as accounting and credit as a result of the implementation of a new accounting system.

     Intangible amortization expense increased due to our evaluation that an impairment of the intangible assets had occurred in 1999. In addition to recording a loss provision in 1999, effective January 1, 2000 goodwill is being amortized over five years on a straight line basis. Through December 31, 1999 goodwill was being amortized over 40 years.

     Research and development costs decreased slightly compared with the 1999 period. Other (income) expense, net for the six months ended June 30, 2000, relates to service fees for swine and dairy management, the (income) loss on our equity investments and losses on marketing arrangements. Other (income) expense for the six months ended June 30, 2000 includes proceeds in excess of $20.0 million received in settlement of claims for excess charges of vitamin purchases in prior years. Additionally, we recorded a gain of $3.3 million from the sale of our headquarters building.

     Restructuring expenses for the six months ending June 30, 2000 include $13.8 million in advisory and financing fees incurred in connection with the bankruptcy cases. Additionally, $4.6 million was incurred for severance and moving costs and $6.5 million for compensation expense in connection with our Key Employee Retention Plan.

     Interest expense for the six months ended June 30, 2000 decreased $16.2 million from the 1999 period primarily as a result of the discontinuance of recording any interest expense on the senior subordinated notes, which had been classified as "liabilities subject to compromise." We also terminated our pre-petition debt and our swap contract on $114.7 million of that debt, and realized a gain of $2.5 million, which is shown as a reduction of interest expense.

     For the first six months of the year 2000, we determined that we are not likely to receive a tax benefit or incur any tax cost under our tax sharing agreement with Koch Industries and thus have recorded no tax benefit or expense. Our effective income tax rate differed from the statutory rate in 1999 due to amortization of goodwill not being allowed as a tax deduction.

     The extraordinary gain on extinguishment of debt represents the amount of unsecured liabilities, as reflected on our balance sheet as of the petition date, which will be satisfied by issuance of our common stock in accordance with our bankruptcy plan. The total of such liabilities less the reduction in tax basis of our assets as a result of the debt extinguishment, at the applicable tax rate, less the value of our new common stock issued in satisfaction thereof resulted in a net gain of $159.4 million.

     The income on the revaluation of our assets and liabilities pursuant to the adoption of "fresh-start" reporting totaled $2.5 million. It represents our best estimate of the reorganization value of Purina Mills immediately after the effective date of our bankruptcy plan in excess of the net value of our assets after the consummation of the plan, including the extinguishment of debt.

  Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

     Continued depressed commodity prices and low market prices for producer products caused 1999 net sales to decrease 11.7% from the 1998 period. While gross profit decreased $12.0 million or 6.4% from 1998 due primarily to increased competition in the industry, our gross profit percentage increased to 19.8% from 18.7% due to production efficiencies. As a result, average feed IOIC per ton was $63.73 for 1999, approximately equal to the amount for 1998. Overall volume was 4.3 million tons for the year 1999, a decrease of 6.7% from 1998.

     Beef cattle and dairy cattle feed tons remained fairly constant in 1999 with overall volume totaling 1.3 million and 1.1 million tons, respectively. Hog volume decreased 32.4% reflecting the depressed market conditions for producers and the loss of customers resulting from the consolidation within the hog industry.

     Sales of horse feed remained strong as we increased our market share with a volume increase of 12.3% during 1999 as total volume was just under 0.5 million tons. This increase continued the trend for the past seven years as our horse feed products continued to enjoy strong customer acceptance. Laying chicken and meatbird volume decreased 18.9% primarily as a result of a major customer incurring severe financial difficulties and discontinuing purchases. Specialty and other volume increased 2.8% over 1998 as a result of our continued emphasis on promotion of these products.

     The decrease in overall volume caused a corresponding decrease in cost of products sold. Ingredient costs decreased $101.8 million and total cost of products sold decreased $104.7 million, or 12.9% from 1998. Manufacturing costs also decreased $2.9 million due to the lower 1999 volume and the discontinuance or curtailment of manufacturing operations at five locations. Marketing, distribution and advertising costs remained fairly constant as the decrease in expense attributable to the volume decline was offset by continuing costs associated with the America's Country Store initiative designed to significantly enhance our existing dealer network and to recruit new investors in specialty retail markets. General and administrative expenses were 7.4% of sales for 1999 as compared to 7.2% in 1998, excluding the $15.9 million expense in 1998 for compensation paid management and holders of options and stock rights.

     Amortization expense and research and development expenses, as a percentage of sales, remained fairly constant as we continued our emphasis on product development.

     During 1999 we made the decision to discontinue or curtail manufacturing operations at five of our facilities. Products for distribution to customers of the closed facilities are being manufactured at our other facilities. In connection with these plant closures, we recorded a loss of $13.1 million on manufacturing assets, representing the amount by which the book value exceeds estimated fair value. Estimated demolition costs of $1.2 million, severance costs of $0.4 million and a write-off of $5.0 million for related goodwill were also recorded. Also, in 1999, we recorded a provision for loss on impairment of intangible assets of $161.6 million. The provision reduced the carrying value of intangible assets to management's estimate of the fair value of intangible assets at December 31, 1999.

     During the third quarter of 1999, we conducted a comprehensive strategic business review, including the development of a business plan which addressed both short-term and longer-term issues required to stabilize and turn around the business. In connection with the business plan and the reorganization cases, we incurred advisory fees and expenses of $10.7 million during 1999. Additionally, we recorded severance cost of $3.9 million, bank fees of $1.4 million and compensation expense of $2.1 in connection with the Key Employee Retention Program during 1999. These costs and fees are shown as restructuring expenses.

     Other (income) expense, net for 1999 relates to service fees for swine and dairy management, the (income) loss of equity investments and losses on marketing arrangements. The amount approximates the amount for 1998, excluding the 1998 loss of $4.6 million on the sale of discontinued products.

     Interest expense for 1999 increased $1.2 million as a result of the increase in the outstanding debt under our prepetition credit facility. The 1999 provision for income taxes, in addition to not recording a tax benefit for 1999 losses, reflects the establishment of a valuation allowance on our deferred tax assets. There is no assurance that the deferred tax assets or tax benefit of 1999 losses would be realized considering the bankruptcy filing and the expected discontinuance of our tax sharing agreement with Koch Industries. The 1998 effective income tax rate approximates the statutory rate.

  Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     Due to overall lower commodity prices, net sales decreased 11.5% from the 1997 period. Gross profit decreased $28.3 million in 1998, or 13.1% from 1997. Overall volume was 4.6 million tons for the year ended December 31, 1998, a 1.6% decrease from 1997. The decrease in volume was attributable to a decrease in animal numbers, extreme depressed prices for end products of producers and continued consolidation in the hog industry. Average feed IOIC per ton was $63.66 for 1998, a 2.2% decrease from the prior year. The decrease in average feed IOIC per ton was attributable to intense competition, low commodity prices and the depressed agriculture economy.

     Beef cattle feed tons remained consistent with the 1997 period, although we experienced intense competition for the cattle feed business. Dairy cattle feed tons decreased 4.2% due to some product mix switch to concentrates and a decrease in the number of smaller dairy operations. Hog volume decreased 3.9% due to the depressed market conditions and the resulting pressure on hog feed margins.

     Horse feed volume increased 8.4% over the 1998 period. The success in growing this business was the result of continued aggressive promotion of products. Laying chicken and meatbird feed volume decreased 11.9% from 1997. The decrease can be attributed to the loss of sales of lower margin turkey and broiler feed to two large customers. Specialty and other volume increased 3.2% over 1997.

     Cost of products sold decreased $101.4 million, or 11.1% from 1997, due primarily to the $122.1 million decrease in ingredient costs. This decrease was partially offset by 1998 net losses of $13.8 million from our hog program due to the severely depressed hog market. Manufacturing expenses increased $6.9 million over the 1997 period due primarily to increased depreciation expense and other costs associated with the opening of the new Lubbock mill in the fourth quarter of 1998. Marketing, distribution and advertising costs increased $3.3 million from 1997 due primarily to an increase in the sales force and costs associated with the roll out of the America's Country Store initiative. General and administrative expenses increased $31.8 million primarily due to the $15.9 million of compensation paid to management and holders of options and stock rights units as a part of the 1998 merger, an increase in the provision for bad debt losses on capital loans and trade receivables of $10.2 million and $5.0 million attributable to increased information system costs and relocation and severance costs. The additional bad debt provision is primarily related to customers in the hog industry.

     Amortization of intangibles and research and development costs remained consistent with the 1997 period.

     The provision for loss on guarantees of $14.2 million includes an $11.5 million charge for a guarantee we had to an entity that provided funding for our network of independently-owned dealers and producers. The remaining $2.7 million relates to loan guarantees made to banks to assist our customers in obtaining bank loans for working capital, lines of credit, and additions to property, plant and equipment.

     Other (income) expense, net for 1998 relates to service fees for swine and dairy management, the (income) loss on our equity investments, losses on marketing arrangements and losses on the sale of discontinued products. An increase in service fees of $1.1 million over 1997 was offset by losses on marketing arrangements of $5.9 million due primarily to the depressed conditions prevailing in the hog market. Additionally, we incurred a charge of $4.6 million in 1998 on the sale of discontinued products and a charge of $1.0 million in 1997 related to an aborted recapitalization project.

     Interest expense for 1998 increased $6.0 million as a result of the increase in the outstanding debt under our prepetition credit facility and subordinated notes. Our effective income tax rate in 1998 approximated the statutory rate. Our effective income tax rate exceeded the statutory rate in 1997 due to amortization of goodwill not being allowed as a tax deduction. Management reviewed the realization of the deferred tax assets at December 31, 1998 and believed it was more likely than not that they would be realized through future taxable earnings.

SEASONALITY

     Our results of operations are seasonal, with a higher percentage of our volume and earnings being generated during the fourth and first quarters of the year. This seasonality is driven largely by weather conditions affecting our beef cattle products. If the weather is particularly warm during the winter, sales of feed for beef cattle may decrease as compared with normal seasonal patterns because the cattle may be better able to graze under warmer conditions. Other product lines are affected marginally by seasonal conditions, but these conditions do not materially affect our overall quarter-by-quarter results of operations. The seasonality of our businesses may have a material adverse affect on our results of operations.

LIQUIDITY AND CAPITAL RESOURCES

     For the six months ended June 30, 2000, net cash provided by operating activities was $27.0 million compared to net cash used in operating activities of $49.3 million during the same period in 1999. The increase in net cash provided from the prior period results primarily from the net change in working capital and an increase in profitability of $28.0 million. As a result of the reorganization cases, our current liabilities, including trade payables and payables to affiliates for ingredients, at December 31, 1999, were substantially lower than these amounts at December 31, 1998. Accordingly, we had a slight increase in working capital during the first six months of 2000 compared to the significant decrease that occurred during the comparable 1999 period.

     Net cash provided by investing activities was $10.9 million for the first six months of 2000 compared to net cash used of $12.1 million for the six month period ended June 30, 1999. The increase is due to the proceeds received from the headquarters building sale of approximately $14.9 million and a decrease in capital expenditures of $1.5 million.

     Net cash used in financing activities in 2000 includes repayment on our pre-petition revolving credit facility of $87.5 million and our repayment of pre-petition term loans of $15.5 million, offset by the receipt of $60.0 million from Koch Industries related to the negotiated settlement as provided in the bankruptcy plan. Net cash provided by financing activities in 1999 includes borrowings under our pre-petition revolving credit facility of $35.0 million less the repayment of term loans of $3.4 million.

     For the year ended December 31, 1999, net cash used in operating activities was $32.0 million compared to $19.8 million net cash provided during the same period in 1998. The increase in net cash used results primarily from the reduction in payables of $31.8 million, a reduction in advance payments of $6.4 million and an $11.6 million increase in the cash operating loss.

     Net cash used in investing activities was $23.3 million and $28.7 million for the years ended December 31, 1999 and 1998, respectively. This change was due to a decrease in capital expenditures of $8.8 million as construction of the Lubbock, Texas plant was completed in the last quarter of 1998. This decrease was partially offset by an increase in capital loans over the comparable 1998 period.

     Net cash provided by financing activities in 1999 includes borrowings on our prepetition credit facility of $67.5 million less the term loan repayment of $5.5 million. Net cash provided by financing activities in 1998 includes the proceeds from the prepetition credit facility of $220.0 million, the proceeds from the senior subordinated notes of $350.0 million less the repayment of certain prior indebtedness totaling $388.7 million and payments of $253.3 million, including $8.0 million acquisition costs, for the purchase of PM Holdings shares in connection with the 1998 merger. In addition, net cash used in financing activities in 1998 includes payments of $12.4 million for financing costs.

     At June 30, 2000, we had $43.2 million in cash and cash equivalents on hand with $35.6 million available for borrowing under our new revolving credit facility. We operate with a relatively low working capital level because a majority of our sales are made on terms whereby customers receive a 3% discount if payment is received immediately upon shipment of feed products, and raw ingredients are normally purchased just prior to manufacturing and shipment.

     Liquidity needs have been and will continue to be met through internally generated funds and, to the extent necessary, borrowings under our revolving credit facility. Our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes, should we need to do so, may be affected by cash requirements for debt service. Our credit agreement contains restrictive covenants that, among other things and under various conditions, limit our ability to incur additional indebtedness, to acquire (including a limitation on capital expenditures) or dispose of assets or operations and to pay dividends. Additionally, we are required to provide to the banks monthly financial reports as to the results of our operations. The credit agreement also requires us to make mandatory repayments of the term loan in amounts equal to 80% of Excess Cash Flow (as defined in the credit agreement). The first payment is due March 2001.

     We expect that capital expenditures during fiscal year 2000 will be approximately $25.0 million to $30.0 million which includes $2.3 million related to new or improved manufacturing systems at facilities where horse products are manufactured to maintain these systems as ionophore free. Our actual capital expenditures for the six months ended June 30, 2000 were $8.6 million. We may from time to time be required to make additional capital expenditures in connection with the execution of our business strategies. Our capital expenditures during fiscal year 1999 were approximately $21 million, which included $3.3 million related to our new accounting and information reporting systems.

     We will incur substantially lower interest expense in the future as a result of the lower level of debt. We believe that existing cash, cash flow from operations and availability under our revolving credit facility will provide adequate funds for our foreseeable working capital needs, planned capital expenditures and debt service obligations. Our ability to fund operations and make planned capital expenditures, to make scheduled debt payments, to refinance indebtedness and to remain in compliance with all of the financial covenants under debt agreements depends on our future operating performance and cash flow, which, in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond our control.

RECENTLY ISSUED STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

     In June 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS No. 133), Accounting for Derivative Instruments and Hedging Activities. This statement standardizes the accounting for derivative instruments by requiring that an entity recognize these items as assets and liabilities in the statement of financial position and measure them at fair value. SFAS No. 133 becomes effective for fiscal years beginning after June 15, 2000. We are currently evaluating the impact of SFAS No. 133 on our financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Under our credit agreement, the term loan bears interest at floating rates that are, at our option, based either upon bank prime or Eurodollar rates. We primarily pay interest based on the Eurodollar rate. As a result, we are subject to interest rate risk. The following table provides information about our term loan that is subject to interest rate risk. For the term loan, the table presents principal cash flows and applicable interest rates by expected maturity dates.

                                                                                       FAIR MARKET
                                                                                        VALUE AT
                                      2000(1)    2001    2002      2003     TOTAL     JUNE 30, 2000
                                      -------    ----    -----    ------    ------    -------------
                                                          (DOLLARS IN MILLIONS)
Variable rate term debt including
  current portion:
  Tranche A.........................   $ --      $8.0    $17.0    $150.0    $175.0       $175.0
  Interest rate(2)..................     --        --       --        --        --           --

---------------
(1) No payments are due for the remainder of 2000.

(2) Alternative base rate plus 1.75% (11.25% at June 30, 2000). On July 5, 2000 we converted the entire term loan to Eurodollar rates. The interest rate is Eurodollar plus 2.75%, or 9.39% at July 5, 2000.

                                    BUSINESS

OVERVIEW

     We are a market leader in the United States in developing, manufacturing, and marketing differentiated animal nutrition products and programs for dairy cattle, beef cattle, hogs, and horses. We also develop, manufacture and sell poultry feeds as well as specialty feeds for rabbits, zoo animals, laboratory animals, birds, fish and pets. In the United States our products are generally marketed under the widely recognized brand names Purina(R) and Chow(R), and the "Checkerboard" Nine Square Logo(R) and other trademarks pursuant to an exclusive, perpetual, royalty-free license from Ralston Purina Company, except with regard to dog and cat food, which is marketed domestically under the PMI Nutrition brand name. Our products are sold as complete feeds or concentrated nutritional additives which are mixed with our customer's base ingredients.

     We compete in both the livestock systems and the lifestyle animal feed businesses. We define the livestock systems feed business as including nutrition products and programs for dairy cattle, beef cattle, hogs and poultry and believe the business is characterized by continued industry consolidation and vertical integration of animal producers, product price sensitivities and increasing customer sophistication. In contrast, we believe that the lifestyle animal feed business, which includes feed products for horses, rabbits, zoo animals, laboratory animals, birds, fish and pets, requires aggressive marketing, customer brand awareness and strong national distribution capabilities.

     For our livestock systems business, we develop and sell our products as part of a package that includes nutrition and management programs. Our nutrition programs include information and services regarding the care of the animals and their facilities, as well as nutritional, genetic and breeding counseling. We have approximately 400 sales representatives and technical services staff, including approximately 50 consultants with Ph.D. degrees, who work closely with dealers and customers to help ensure that our feed products, programs and services are matched with the animal producer's facilities and overall management practices, as well as the genetic potential of the specific animal species.

     Our fastest growing business consists of developing, manufacturing and selling products for the lifestyle animal market, consisting of feed products for horses, rabbits and other companion animals. We have developed a differentiated line of products and programs and a strong distribution system, aggressive marketing support and brand reputation to serve this lifestyle animal market. Our products for lifestyle animal owners include Omolene(R), Strategy(TM) and a series of pelleted and extruded products including Equine Senior(TM), Equine Adult(TM) and Equine Junior(TM) feeds for horses, Goat Chow, Rabbit Chow, Layena(TM) for family flocks and PMI Nutrition(TM) for dogs and cats.

INDUSTRY BACKGROUND

     According to the 2000 Feedstuffs Reference Issue, in 1999 the U.S. animal feed industry produced approximately 119.1 million tons of primary feed. The industry is highly fragmented and although it includes several large producers, it is comprised primarily of regional competitors with several manufacturing facilities as well as a large number of small, local manufacturers, many of whom operate only one feed mill. Animal feed typically represents 50-70% of the total cost of producing meat, milk and eggs at the farm level. The magnitude of costs represented by animal feed makes the effective management of feed cost one of the most important economic components of animal raising. Although some customers buy feed on the basis of price alone, many customers consider the performance characteristics of the feed they purchase and appreciate the cost effectiveness and yields produced by our value-added products.

     The feed industry generally prices its products on the basis of Income Over Ingredient Cost (IOIC) or a dollar based margin which is added to aggregate ingredient cost. We believe that total IOIC and gross profit dollars, rather than sales dollars, are the key indicators of performance because of distortions in sales dollars caused by changes in commodity prices. Total IOIC less manufacturing costs equals gross profit.

Although feed producers are subject to fluctuations in ingredient commodity prices, they are generally able to pass on price increases in raw materials to customers through weekly adjustments in product prices.

     The demand for particular products is affected by a number of factors, including the price of grains and the price of the end-products of animal producers. When the price of grains has been relatively high, more of our customers have tended to purchase complete rations and our tonnage has been correspondingly higher. During periods when commodity prices (particularly for corn) have been relatively low, animal producers have tended to purchase our products as concentrated nutritional additives with which the customers mix their own commodity ingredients. This results in decreased sales tonnage for us, because the commodity portion of the product is provided by the customer. Our concentrates, however, generally provide higher per-unit IOIC than do complete feeds. In addition, we are diversified across a broad range of different animal species and regions. Consequently, our total IOIC and gross profit have historically been stable. Because the cost of feed typically represents more than half of the cost of producing animals at the farm level, higher ingredient prices over time can result in a decline in animal production and a decline in the demand for our products. In addition, when market prices for live animals and animal products are low, animal producers will also cut back on production and search for lower-cost feed alternatives. We have attempted to counter this producer reaction by maintaining a line of economy products while emphasizing the relative value of our high-performance, value-added products.

OUR GROWTH STRATEGY

     Our objective is to continue to be a market leader in the United States for providing differentiated animal nutrition products and programs. Our growth strategy emphasizes the following key elements:

     Strengthen Existing Dealer Relationships and Attract New Dealers. We intend to grow our market share of dealer feed sales by leveraging our valuable brands to become the premier supplier of feed and related products to lifestyle animal owners. We intend to expand our existing incentive programs rewarding top performing dealers and to assist dealers in developing new or additional marketing and retailing expertise.

     Build Our Brands. We intend to continue to build our brands particularly with lifestyle animal owners by:

     - developing a local market based "event marketing" strategy (across specie lines), expanding participation in industry shows and creating and executing large venue marketing events;

     - developing additional marketing programs using sports figures and other celebrities, increasing involvement with equine and small animal veterinarians and expanding our America's Horse Country program by adding sponsors; and

     - executing local pricing strategies (local market rate pricing and price point segregation), implementing selective dealer distribution for lifestyle animal owners and employing whole market planning to increase profitability.

     Expand Our America's Country Store Initiative. We will continue to pursue our America's Country Store initiative designed to significantly enhance our existing dealer network and to recruit new investors in "ruralpolitan" specialty retail markets. The America's Country Store initiative features a "turn-key" package that provides investors with a standardized model that we believe offers lifestyle animal owners a unique shopping experience. We presently plan for the construction of more than 200 America's Country Store facilities over the next four years, strengthening its position in the profitable "ruralpolitan" specialty retail market. We anticipate that all America's Country Store's facilities, with the exception of a few company-owned model stores, will be privately owned and will require minimal capital investment by us, other than normal trade credit terms on feed products.

     Continue to Pursue Joint Ventures and Strategic Alliances. We intend to evaluate and pursue strategic alliances in the livestock systems market, with an initial focus on the swine business. We intend to leverage our significant market share, nutritional and husbandry management expertise and strong brand name and reputation to participate with selected partners in the swine, feedlot cattle, dairy system and poultry markets.

     Further Develop Our Manufacturing Capabilities. We intend to manufacture and deliver products and plant services at optimal cost through:

     - creating dedicated plants that match cost structure and scale to market opportunities, especially in livestock systems;

     - consolidating regional capacity through strategic alliances;

     - increasing productivity through economies of scale and plant and product rationalization;

     - creating local manufacturing capabilities that improve profitability by meeting local market needs;

     - optimizing private label manufacturing opportunities; and

     - pursuing selected toll manufacturing opportunities.

     Continue to Streamline Our Operations. We plan to continue to shift reporting and accountability relationships, previously based on a plant or geographic focus, to a market-focused structure based on business markets. Through the implementation of SAP enterprise resource planning software, we recently eliminated our multiple geographic profit centers, each of which had its own general and administrative infrastructure and centralized many accounting and credit functions in St. Louis. We intend to implement additional reductions in corporate administration and to further reduce overhead through: efficiencies in SAP; manufacturing improvements; transitioning to a market-focused sales force; and improving our distribution, logistics and transaction processing systems.

PRODUCTS AND SERVICES

     Our product lines range from economy feeds to high-performance, value-added products, and are sold in complete rations or as concentrated nutritional additives to be mixed with grains. We maintain a total of over 36,000 active feed formulas, which encompass a wide range of animal species. Although products are the principal point of differentiation, we develop and sell our products as part of nutrition and management programs that address all critical areas in the production of meat, milk and eggs. Our nutrition programs include information and services regarding the care of the animals and their facilities, as well as nutritional, genetic and breeding counseling.

RESEARCH AND DEVELOPMENT

     Our research efforts are focused on the development of proprietary product forms and process technologies designed to support new product development and increase manufacturing efficiency while lowering processing costs. At our research center in Gray Summit, Missouri, we conduct extensive animal research to develop value-added products and programs designed to optimize the genetic performance potential of animals. Basic research is conducted by Ph.D. scientists and technical staff who are dedicated to each species served by our products. Each species of animal is closely studied from birth to maturity to enable scientists to understand the complex nutritional needs and genetic capabilities at each stage in its life cycle. By understanding the metabolic process of each species, our scientists have identified which nutrients are required by an animal at various stages in its development to maximize its genetic potential. Further, researchers have gained extensive knowledge of the nutritional composition and values of the primary ingredients used in feed and a wide range of acceptable substitute ingredients. In addition to the development of high-performance feeds through our research efforts, we are able to recommend specific feeding and management programs that enhance the effectiveness of our feed products.

SALES AND MARKETING

     We distribute our products through two primary distribution channels: through dealers and directly to end-users. During 1999, approximately 60% of our sales were made through our dealer network and 40% of sales were made directly to animal producers. To support increasingly sophisticated customers, our mix of salespeople includes approximately 85% "specialists" who focus on individual species or distribution channels. Although sales volume through our dealer network has always been substantially higher than our direct sales volume, direct sales to customers have accounted for an increasing proportion of our sales volume over the past 10 years. This trend results from increasing consolidation in the animal production and processing industries. We believe that consolidation among our customers generally results in a more sophisticated market for our products and that these purchasers better appreciate the advantages of high-performance nutrition products and nutritional programs.

     As of December 31, 1999, our dealer network consisted of over 4,100 independent dealers located in 49 states, with approximately 600 dealers representing 65% of total dealer volume and 40% of our total volume in 1999. The number of direct customers in 1999 was in excess of 5,000.

     During 1999, our top 50 customers represented approximately 17% of our total sales volume and our largest customer accounted for approximately 1% of our total sales volume.

MANUFACTURING PROCESS

     The basic feed manufacturing process consists of grinding various grains and protein sources into a meal form that is then mixed with certain nutritional additives, such as vitamins, minerals, synthetic amino acids, and, in some cases, medications. The resulting products are sold in a variety of forms, including meal, pellets, blocks and liquids. The Company's feed formulas are based upon the nutrient content as determined through proprietary scientific research. When the price of certain raw ingredients increases, the Company can generally adjust its feed formulas by substituting lower-cost, alternative ingredients to produce feeds with comparable nutritional value. By using its least-cost product formulation system, the Company can determine optimal formulations that meet its nutritional standards and maintain product quality.

     We currently operate 48 feed manufacturing plants located in 25 states. Our total feed manufacturing capacity is approximately 6.4 million tons per year based on a three shift per day, five-day week, and individual plant capacity ranges from 60,000 tons to 275,000 tons per year. Our capacity utilization varies by plant and by season, with higher utilization during the first and fourth fiscal quarters.

     Potential manufacturing economies of scale are generally not sufficient in the feed industry to offset the cost of shipping products over significant distances, as raw ingredients make up a large percentage of the cost of finished products and are often available locally. As a result, we operate nationally with a network of manufacturing facilities with sufficient capacity to meet the demands of the local markets in which the facilities are located. We regularly review our plant capacity and factors such as trends in animal production in specific markets and changes in transportation costs. Based on these factors, from time to time manufacturing capacity in particular markets may be expanded, consolidated or eliminated. In this regard, based on our evaluation of areas where its operations could be consolidated or rationalized, we closed 5 feed manufacturing plants in 1999.

     We have invested in highly sophisticated computerized systems for mixing, pelleting, micro-ingredient blending and packing. In addition, we have developed and implemented a sophisticated software program for feed formulation that incorporates the nutritional value of substitute ingredients. We believe this program provides us with a competitive advantage. We have also made investments to maintain the operating capability of our manufacturing facilities.

INTELLECTUAL PROPERTY

     We market our products under the highly recognized brand names Purina(R) and Chow(R) and the "Checkerboard" Nine Square Logo(R) pursuant to an exclusive, perpetual, royalty-free license from Ralston Purina Company. Under the Ralston License, we may not use those trademarks outside the United States or in connection with any dog, cat or human food within the United States, and Ralston uses those trademarks in those markets. The Ralston License may not be assigned to a major competitor of Ralston or otherwise without the consent of Ralston. We have developed trademarks for use in international and domestic markets and were granted a trademark for the America's Country Store(R) name in 1998. Our operations do not depend to any significant extent upon any single or related group of patents.

SEASONALITY

     Our business is seasonal, with a higher percentage of the feed volume sold and earnings being generated during the first and fourth quarters of the year. This seasonality is driven largely by weather conditions affecting our cattle product lines. If the weather is particularly cold and wet during the winter, sales of feed for cattle increase as compared with normal seasonal patterns because the cattle are unable to graze under those conditions and have higher nutritional requirements. If the weather is relatively warm during the winter, sales of feed for cattle may decrease as compared with normal seasonal patterns because the cattle may be better able to graze under the warmer conditions. Other product lines are affected marginally by seasonal conditions but these conditions do not materially affect our quarter-by-quarter results of operations.

COMPETITION

     The feed industry, which has substantial excess capacity in certain areas of the country, is highly competitive. Both the feed production and animal production industries are consolidating, and this trend is expected to continue. To date, we have been successful at generating business directly with some large producers of animals. However, as producers of animals get larger, they historically have tended to integrate their business by acquiring or constructing feed production facilities to meet some or all of their requirements and, consequently, have relied less on outside suppliers of feed. As the consolidation of animal producers continues, the available market for commercial feeds may shrink if producers integrate into feed production and, if so, competition may increase. We expect consolidation in the commercial feed industry itself, and acquisitions and other business combinations in recent years indicate that this consolidation is occurring.

     The industry is highly fragmented, with the bulk of the industry consisting of regional competitors, including cooperatives, with several manufacturing facilities and a large number of small, local manufacturers, many of which operate only one feed mill. Only one competitor's commercial business approaches the scope of our national distribution network. We believe that we distinguish ourselves from our competitors through a competitive strategy of differentiation using our high-performance, value-added products, which we develop and sell on a national basis. Although the strength of competitors varies by geographic area and product line, we believe that none of our competitors produces and markets the breadth of products we do.

     Much of the competition in the industry centers around price due to the commodity-like aspects of the basic product lines. However, we focus our efforts on high-performance, value-added products that are designed to be cost effective on the basis of weight gain, feed efficiency, animal health and price. We believe that our extensive expertise in animal nutrition requirements and the nutritional content of various ingredients, developed through research and combined with our manufacturing expertise and ingredient purchasing capabilities, allow us to use lower-cost ingredients, as well as alternative ingredients, to a greater extent than many of our competitors. We also compete on the basis of service by providing training programs for dealers, using species specialists with advanced technical qualifications to consult with customers, developing and manufacturing customized products for customers, and offering various financing assistance programs to attract and retain dealers and direct customers.

GOVERNMENT REGULATION

     We are subject to regulation by the FDA, USDA, EPA and state feed and livestock remedy laws. The FDA and states regulate all ingredients that are part of animal feed (feed additives) or that contact animal feed (feed contact additives). It also regulates animal drugs that come in dosage form for administration to animals, or that are added through water or feed. Our production facilities are subject to inspection at least once every two years by the FDA.

     The USDA is responsible for assuring that products derived from animals are wholesome, which includes inspection for any drug residues that the animal might contain. The USDA monitors residues and when violations occur, the USDA works in conjunction with FDA to investigate and assign responsibility. Similar to this federal regime, each state's Department of Agriculture also regulates our feed production facilities and feed products manufactured or distributed in the state.

     We have an environmental policy designed to ensure that we operate in material compliance with applicable environmental regulations. We also have undertaken a compliance audit program that addresses environmental and other regulatory compliance.

EMPLOYEES

     We had approximately 2,300 full-time employees as of June 30, 2000, approximately 13% of whom were union members. We have a satisfactory relationship with our employees, including our unionized employees.

FACILITIES

     We lease our corporate headquarters in St. Louis and own a 1,188 acre research center in Gray Summit, Missouri.

     We currently operate 48 feed manufacturing plants located in 25 states, one of which is leased. In addition to on-site storage at each of our manufacturing plants, we also store products in owned or leased warehouses.

LEGAL PROCEEDINGS

     On October 28, 1999, we filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code. We filed a joint plan of reorganization with the bankruptcy court on January 18, 2000, which, as amended, was declared effective on June 29, 2000. As of that date, we emerged from bankruptcy and began operating under a new capital structure.

     The bankruptcy plan constituted the agreement among Koch Industries, Koch Agriculture, their respective affiliates, the official committee of unsecured creditors, the holders of approximately 55% of the principal amount of our prepetition subordinated debt and us regarding the settlement of issues among Koch Industries, Koch Agriculture, our creditors and us.

     The plan provided for, among other things:

     - the cancellation of Koch Agriculture's equity in us;

     - repayment of all of our $278 million prepetition secured debt through a $103 million cash payment and $175 million in borrowings under a new, post-bankruptcy term loan;

     - issuance of 10,000,000 shares of our common stock, par value $0.01 per share, of which 9,910,000 shares will be distributed to holders of general unsecured claims under the plan, which includes holders of all of our $350 million in prepetition subordinated debt;

     - a capital contribution to us of $60 million by Koch Agriculture;

     - the discharge of prepetition intercompany claims among our companies;

     - the selection of a new board of directors;

     - the settlement of claims by and against Koch Industries, Koch Agriculture and other related parties;

     - the merger of Purina Mills, Inc. into PM Holdings Corporation, with PM Holdings surviving the merger and changing its name to Purina Mills, Inc.;

     - other corporate restructuring transactions designed to simplify our corporate structure; and

     - the substantive consolidation of us and our subsidiaries.

     The plan also permitted us to grant options to purchase 1,000,000 shares of our common stock to selected key employees under our equity incentive plan.

     Except for our chapter 11 proceedings, we are not involved in any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors, and their ages and positions as of August 15, 2000 are as follows:

NAME                                        AGE                     POSITION
----                                        ---                     --------
Brad J. Kerbs.............................  53     Director, Chief Executive Officer and
                                                   President
Rick L. Bowen.............................  48     Executive Vice President, Operations
Mark S. Chenoweth.........................  42     Executive Vice President, Retail Dealer
                                                   Development
James R. Emanuelson.......................  42     Executive Vice President and Chief
                                                   Information Officer
David R. Hoogmoed.........................  43     Executive Vice President, Livestock
                                                   Systems Business Group
Del G. Meinz..............................  52     Vice President, Treasurer and Controller
Bradley D. Schu...........................  42     Executive Vice President, Dealer Business
                                                   Group
Darrell D. Swank..........................  37     Executive Vice President, Chief Financial
                                                   Officer and Secretary
Craig Scott Bartlett, Jr.(1)(2)...........  67     Director
Robert Cummings, Jr.(2)...................  50     Director
James Gaffney(1)..........................  60     Director
Robert A. Hamwee(1)(2)....................  30     Director

---------------
(1) Member of Compensation Committee.

(2) Member of Audit Committee.

     Brad J. Kerbs has served as a director since our emergence from bankruptcy and as our Chief Executive Officer and President since February 2000. Previously, he served as our President and Chief Operating Officer since August 1999, and as a Executive Vice President since August 1998. He joined us 1969 and has served in various operational, administrative, marketing and management positions.

     Rick L. Bowen has served as our Executive Vice President, Operations since February 2000. He previously served as one of our Vice Presidents since October 1995. He joined us in 1984 and has served in various positions, including Manager Financial Services, District Manager, Division Sales Manager, Region Director of Pricing, Area General Manager, and Vice President, Dairy Operations.

     Mark S. Chenoweth has served as our Executive Vice President, Retail Dealer Development since February, 2000. He previously served as one of our Vice Presidents since July, 1999. He joined us in 1987 and has served in various positions including Branded Meats Marketing Manager, Retail Specialty Marketing Manager and Director, Retail Business Development of America's Country Store.

     James R. Emanuelson has served as our Executive Vice President and Chief Information Officer since February 2000. He previously served as our Chief Information Officer since August 1999. Prior to joining us, he was employed by Compaq Computer Corporation, a computer hardware company, for seven years, where he held various positions including Director of Corporate Manufacturing Systems.

     David R. Hoogmoed has served as our Executive Vice President, Livestock Systems Group since February 2000. From August 1999 through February 2000, he served as our Senior Vice President, Livestock Systems. He joined us in 1979 and previously has served in various positions, including District Manager, Division Sales Manager, Regional Director of Sales and Marketing, Area General Manager, Central Region Vice President; and most recently, Vice President, Swine Operations.

     Del G. Meinz has served as our Vice President, Treasurer and Controller since August 1998. He joined us in February 1988 as Director of Taxes and was promoted to Controller in September 1993.

     Bradley D. Schu has served as our Executive Vice President, Dealer Business Group since February 2000. He previously served as one of our Vice Presidents since August 1998. He joined us in 1980 and has served in various positions, including field sales, sales management, Director, Retail Specialty Business Group and Vice President, National Dealer Sales.

     Darrell D. Swank has served as our Executive Vice President and Chief Financial Officer since February 2000. He was also elected Secretary of the Company in August, 2000. He previously served as our Chief Financial Officer since April 1998. Prior to his appointment as Chief Financial Officer, he was Chief Financial Officer of Koch Agriculture Company, a position he held since January 1997. Before joining Koch Agriculture, he was a consultant with Deloitte Consulting, L.L.C., a management consulting firm.

     Craig Scott Bartlett, Jr. has served as a director since our emergence from bankruptcy. Since 1994, Mr. Bartlett has been a self-employed corporate director and currently serves on the board of directors of NVR, Inc., a homebuilder, Janus Hotels and Resorts, Inc., a hotel and hotel management company, Abraxas Petroleum Corporation, an exploration and development company, New ICO Global Communications (Holdings) Limited, a satellite telecommunications company and Connecticut Bank of Commerce.

     Robert Cummings, Jr. has served as a director since our emergence from bankruptcy. Mr. Cummings joined Goldman Sachs & Co., an investment bank, in 1973 and served with Goldman Sachs & Co. in various capacities from that date until his retirement in 1998 as a General Partner of the firm. Since his retirement, Mr. Cummings has served as an Advisory Director of Goldman Sachs & Co.

     James Gaffney has served as a director since our emergence from bankruptcy. Since 1997 Mr. Gaffney has served as the Chairman of the Board of Vermont Investments, Ltd., an investor consulting firm. Mr. Gaffney was previously the Chairman of the Board and Chief Executive Officer of General Aquatics, Inc., a swimming pool equipment manufacturer.

     Robert A. Hamwee has served as a director since our emergence from bankruptcy. Mr. Hamwee is a Managing Director of GSC Partners, an investment firm, which he joined in 1994. Mr. Hamwee was previously associated with The Blackstone Group, a merchant bank, where he worked on a wide range of assignments in the Merchant Banking, Mergers & Acquisitions and Restructuring departments.

     As noted in their individual biographies, each of Messrs. Kerbs, Bowen, Chenoweth, Emanuelson, Hoogmoed, Meinz, Schu and Swank served as an officer of Purina Mills, Inc. at the time it filed chapter 11 proceedings in October 1999.

     There are no family relationships between any of the above-named executive officers and directors.

BOARD COMMITTEES

     Audit Committee. Our audit committee recommends an accounting firm to serve as our independent accountants, and reviews the professional services provided by our independent accountants and the independence of such accountants from management and us. The audit committee also reviews the annual audit plan, the scope and results of the audit coverage, our annual financial statements and such other matters with respect to our accounting, auditing and financial reporting practices and procedures as are delineated in its charter, as it may otherwise find appropriate or as are brought to its attention. The audit committee reports its findings and recommendations to the board for appropriate action. The current members of the audit committee are Messrs. Bartlett, Cummings and Hamwee.

     Compensation Committee. Our compensation committee reviews and recommends to our board salary and incentive compensation arrangements for officers and other employees and administers our equity incentive plans. The members of the compensation committee are Messrs. Bartlett, Gaffney and Hamwee.

DIRECTOR COMPENSATION

     Our directors are not currently paid for service as members of our board of directors or any board committee but are reimbursed for travel and other related expenses incurred in attending board or board committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee currently consists of three independent directors, Messrs. Bartlett, Gaffney and Hamwee. None was an officer or employee of ours during the last fiscal year or was formerly an officer or employee of ours. Prior to our emergence from bankruptcy we did not have a compensation committee or other committee of the board of directors performing similar functions. Previously, decisions concerning compensation of our executive officers were made by the board of directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

     The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' applicable duties, subject to very limited exceptions. Our certificate of incorporation includes provisions that eliminate the personal liability of our directors to the fullest extent permitted by Delaware law. See "Description of Capital
Stock -- Limitations on Liability and Indemnification of Directors and
Officers."

EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid to our chief executive officer and our other four most highly compensated executive officers for services rendered in all capacities to us during 1999. These individuals are referred to as our "named executive officers."

                         SUMMARY COMPENSATION TABLE(1)

                                                          ANNUAL COMPENSATION
                                                          -------------------       ALL OTHER
NAME AND PRINCIPAL POSITION                               SALARY     BONUS(2)    COMPENSATION(3)
---------------------------                               -------    --------    ---------------
                                                            ($)        ($)             ($)
James M. Dumler,........................................   33,333    100,000          4,800
  Former Director(4)
Timothy A. Durkin,......................................   33,333    100,000          4,800
  Former Director(4)
Richard E. Knudson,.....................................   33,333    100,000          4,800
  Former Director(4)
Dean E. Watson,.........................................   46,680         --          2,790
  Former Chief Executive Officer(5)
Brad J. Kerbs,..........................................  155,834     80,000          4,800
  President and Chief Executive Officer(4)(6)
Darrell D. Swank,.......................................  165,000    120,000          3,750
  Executive Vice President and Chief Financial
Officer(6)
James R. Emanuelson,....................................  156,667     75,000          2,188
  Executive Vice President and Chief Information
Officer(6)
Rick L. Bowen,..........................................  128,033     50,000          4,866
  Executive Vice President, Operations(6)

---------------
(1) A column to this table entitled "Long Term Compensation" has been excluded because no compensation was paid to any of the named executive officers that requires disclosure as "Long Term Compensation."

(2) Amounts shown for 1999 represent bonuses earned during the 1999 fiscal year, which were paid during the first quarter of 2000, except for Messrs. Dumler, Durkin, Knudson, Kerbs and Swank who were paid 50% during the first quarter of 2000 with the remainder being paid upon our emergence from bankruptcy on June 29, 2000.

(3) "All Other Compensation" represents matching payments made under our 401(k) Savings Investment Plan.

(4) From April 1999 through February 2000, Messrs. Dumler, Durkin and Knudson jointly served in the three-member office of the Chief Executive Officer. As of February 4, 2000, (a) the three-member office of the Chief Executive Officer was eliminated, and (b) Mr. Kerbs became President and Chief Executive Officer. Messrs. Dumler, Durkin and Knudson are no longer employees.

(5) Mr. Watson was President and Chief Executive Officer from January through March 1999.

(6) Although the annual compensation shown is for the fiscal year 1999, the job titles of the named executive officers reflect promotions each received in February 2000.

OPTIONS GRANTS IN THE LAST FISCAL YEAR

     During fiscal year 1999, there were no options granted under any equity incentive plans to any of our directors or named executive officers.

EMPLOYMENT ARRANGEMENTS

     We have entered into employment agreements with our named executive officers and 14 other executives. The terms of these agreements are generally for an initial period of two years until September 2000, with automatic yearly extensions thereafter, unless we or the executive gives written notice of termination not less than 90 days prior to the yearly renewal date.

     These agreements set forth:

     - the executive's compensation and benefits;

     - the executive's obligations not to compete for the term of the agreement plus one year (if the termination is not in connection with a "triggering event") or two years (if the termination is in connection with a "triggering event") unless the executive terminated his employment for good reason or the employer terminates the executive for good cause; and

     - the executive's right to receive severance payments if the agreement is terminated.

EQUITY INCENTIVE PLAN

     We adopted our equity incentive plan on May 17, 2000 and authorized 1,000,000 shares to be reserved under the plan. As of the date of this prospectus, options to purchase 912,858 shares have been granted under the plan. The plan provides for the grant of stock options to our key employees. The plan is administered by our board, or a committee designated by our board consisting of not less than two directors. Our board is authorized to interpret the plan and related agreements, to make awards under the plan, or in its discretion, make no awards, and to amend the plan from time to time.

     The number of shares of common stock that may be issued or transferred upon the exercise of option rights may not exceed 1,000,000 shares of common stock plus any shares relating to awards that expire or are forfeited. No participant may be granted option rights for more than 250,000 shares of common stock during any year, subject to adjustment as provided in the plan.

     The maximum number of shares that may be issued and delivered under the plan, the number of shares covered by outstanding option right, and the prices per share applicable to these shares, are subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants and similar events. In the event of any such transaction or event, our board, in its discretion, may provide in substitution for any or all outstanding awards under the plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced.

     Fifty percent of the options granted to each optionee will have an option price of $18.50 per share, twenty-five percent of the options granted to each optionee will have an option price of $23.12 per share and twenty-five percent of the options granted to each optionee will have an option price of $27.75 per share. The option price is payable in cash or by check at the time of exercise.

     Options granted under the equity incentive plan will become exercisable to the extent of one-third of the options on each anniversary of the effective date of our emergence from bankruptcy, which occurred on June 29, 2000, and will become immediately exercisable with respect to all of the options upon certain events, for example, a change of control or the optionee's retirement at or after age 65, death or disability. No option right will be exercisable after December 31, 2006.

SECTION 16 COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by regulations of the SEC to furnish us with copies of all these reports. Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons that no reports were required for those persons, we believe that all filing requirements applicable to our officers, directors, and greater than 10% stockholders were complied with during the applicable period.

                              CERTAIN TRANSACTIONS

     The following is a description of transactions since January 1, 1999 to which we have been a party, in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of five percent or more of our capital stock had or will have a direct or indirect material interest, other than our compensation arrangement with our senior executives described under "Management -- Employment Arrangements."

     Registration Rights Agreement With GSCP Recovery, Inc. We have entered into a registration rights agreement with GSCP Recovery, Inc. which requires us to register under the Securities Act the shares of our common stock received by GSCP Recovery by operation of our bankruptcy plan and to keep the registration in effect for a two-year period. This prospectus was filed in compliance with the terms of the agreement. GSCP Recovery is also entitled to customary "piggyback" registration rights under the agreement as well as other related benefits. For a further description of the agreement, see "Description of Capital Stock -- Registration Rights."

     Indemnification Agreements. We have entered into indemnification agreements with each of our directors and officers providing for the indemnification of and advancement of expenses to these persons to the fullest extent permitted by law. We also intend to execute these agreements with our future directors and officers. See "Management -- Limitations of Liability and Indemnification Matters."

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information regarding beneficial ownership of our common stock as of June 30, 2000 held by:

     - each person or group believed by us to beneficially own more than 5% of our common stock;

     - each of our directors, chief executive officer and our other named executive officers; and

     - all of our directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated below, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by that person. Shares of common stock subject to options currently exercisable or exercisable within 60 days of August 25, 2000 are deemed outstanding and to be beneficially owned by the person holding the options for purposes of calculating the percentage, but are not deemed outstanding for purposes of calculating the percentage ownership of any other person. Applicable percentage ownership in the following table is based on 8,230,332 shares of common stock outstanding as of August 25, 2000. Because the selling stockholders may offer all or some part of the Common Stock which they hold pursuant to the offering contemplated by this prospectus, and because this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of common stock that will be held by the selling stockholders upon termination of this offering. See "Plan of Distribution."

                         BENEFICIAL OWNERSHIP OF COMMON
                            STOCK PRIOR TO OFFERING

                                                                                      NO. OF SHARES
NAME AND ADDRESS                                                         PERCENT     OF COMMON STOCK
OF BENEFICIAL OWNERS                                    NO. OF SHARES    OF CLASS     BEING OFFERED
--------------------                                    -------------    --------    ---------------
Franklin Resources, Inc.(1)...........................    1,047,953        10.6%               --
GSCP Recovery, Inc.(2)................................    2,356,168        28.6%        2,356,168
Koch Agriculture Company(3)...........................      516,668         6.3%               --
Rick L. Bowen.........................................        4,035           *                --
Mark S. Chenoweth.....................................        2,862           *                --
James R. Emanuelson...................................        4,293           *                --
David R. Hoogmoed.....................................        4,035           *                --
Brad J. Kerbs.........................................        6,610           *                --
Del G. Meinz..........................................        2,576           *                --
Bradley D. Schu.......................................        4,006           *                --
Darrell D. Swank......................................        9,014           *                --
Craig Scott Bartlett, Jr. ............................           --          --                --
Robert Cummings, Jr. .................................           --          --                --
James Gaffney.........................................           --          --                --
Robert A. Hamwee......................................           --          --                --
All Executive Officers and Directors as a Group (11
  persons)............................................       37,431           *                --

---------------
 * Indicates beneficial ownership of less than 1.0% of the outstanding common stock.

(1) These 1,047,953 shares represent the estimated amount of shares Franklin Resources was to receive pursuant to the plan of reorganization according to a Schedule 13D filed with the Securities and Exchange Commission on August 10, 2000, and are owned by one or more open or closed end investment companies or other managed account that are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. Advisory contracts grant to these adviser subsidiaries all investment and/or voting power over the securities owned by the advisory clients.

    The voting and investment powers held by Franklin Mutual Advisers, LLC, formerly Franklin Mutual Advisers, Inc., an indirect wholly owned investment advisory subsidiary of Franklin Resources, are exercised independently from Franklin Resources and from all other investment advisor subsidiaries of Franklin Resources (Franklin Resources, its affiliates and investment advisor subsidiaries other than Franklin Mutual are collectively referred to as "Franklin affiliates"). Furthermore, Franklin Mutual and Franklin Resources internal policies and procedures establish informational barriers that prevent the flow between Franklin Mutual and the Franklin affiliates of information that relates to the voting and investment powers over the securities owned by their respective advisory clients.

    Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock and are the principal shareholders of Franklin Resources. Franklin Resources and Messrs. C. Johnson and R. Johnson may be deemed to be, for purposes of Rule 13d-3 under the Securities and Exchange Act of 1934, the beneficial owner of securities held by persons and entities advised by the Franklin Resources subsidiaries. Franklin Resources and each of the adviser subsidiaries disclaim any economic interest of beneficial ownership in any of the securities covered by this statement.

    Franklin Resources and each of the adviser subsidiaries are of the view that they are not acting as a "group" for purposes of Section 13(d) under the 1934 Act and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities held by any of them or by any persons or entities advised by the Franklin Resources subsidiaries.

(2) According to a Schedule 13D filed with the Securities and Exchange Commission on July 10, 2000, (a) GSCP Recovery, Inc., a Cayman Islands corporation, has sole dispositive power over an estimated 2,706,368 shares issued or to be issued; (b) Greenwich Street Capital Partners II, L.P., a Delaware limited partnership, has shared voting power over an estimated 2,706,368 shares issued or to be issued; (c) GSCP Offshore Fund, L.P., a Cayman Islands exempted limited partnership, has shared voting power over an estimated 2,706,368 shares issued or to be issued; (d) Greenwich Fund, L.P., a Delaware limited partnership, has shared voting power over an estimated 2,706,368 shares issued or to be issued; (e) Greenwich Street Employees Fund, L.P., a Delaware limited partnership, has shared voting power over an estimated 2,706,368 shares issued or to be issued; (f) TRV Executive Fund, L.P., a Delaware limited partnership, has shared voting power over an estimated 2,706,368 shares issued or to be issued; (g) Greenwich Street Investments II, L.L.C., a Delaware limited liability company, has shared voting power over an estimated 2,706,368 shares issued or to be issued; (h) Alfred C. Eckert III has shared voting power over an estimated 2,706,368 shares issued or to be issued; (i) Keith W. Abell has shared voting power over an estimated 2,706,368 shares issued or to be issued; and (j) Sanjay H. Patel has shared voting power over an estimated 2,706,368 shares issued or to be issued.

    All of the outstanding capital stock of GSCP Recovery, Inc. is owned by Greenwich Street Capital Partners II, L.P., GSCP Offshore Fund, L.P., Greenwich Fund, L.P., Greenwich Street Employees Fund, L.P. and TRV Executive Fund, L.P. Greenwich Street Investments II, L.L.C. is the general partner of each of the entities that collectively own all of the capital stock of GSCP Recovery.

    Based on the 8,230,332 shares issued and outstanding as of August 25, 2000, the actual amount of shares that GSCP Recovery actually received to date pursuant to the plan of reorganization was 2,356,168.

(3) According to a Schedule 13D filed with the Securities and Exchange Commission on August 16, 2000, Koch Agriculture Company, a Nebraska corporation, has sole dispositive and voting power over 516,668 shares, which were issued to Koch Agriculture pursuant to the plan of reorganization.

    All of the outstanding capital stock of Koch Agriculture Company is owned by Koch Industries, Inc., a Kansas corporation.

                          DESCRIPTION OF CAPITAL STOCK

     We are authorized to issue 20,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, which we have included as exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK

     As of August 25, 2000 there were 8,230,332 shares of common stock outstanding, held of record by 545 stockholders. In addition, there were 912,858 shares of common stock which we are obligated to issue upon the exercise of options as of the date of this prospectus.

     Each share of common stock entitles its holder to one vote on all matters to be voted upon by stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation. Subject to preferences that may apply to any outstanding preferred stock, holders of common stock may receive ratably any dividends that the board of directors may declare out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of preferred stock that may be outstanding. The common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. Each outstanding share of our common stock is, and all shares of our common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     Our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each such series. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock or delaying or preventing a change in control without further action by the stockholders. Except as described below in relation to our rights agreement, we have no present plans to issue any shares of preferred stock.

     We have authorized an initial class of preferred stock designated as "Series A Junior Participating Preferred Stock." This Series A Preferred may be issued only in connection with the exercise of rights under our rights plan as described below. Each holder of Series A preferred will be entitled to 100 votes per share and, except as otherwise required by law, will vote together with the common stock as a single class on all matters properly submitted to a vote at a meeting of the stockholders. All other preferred stock we may issue, however, must have only one vote per share in accordance with our certificate of incorporation.

REGISTRATION RIGHTS

     GSCP Recovery, Inc. is entitled to require us to register the sale of their 2,356,168 shares of common stock under the Securities Act. Subject to limitations specified in our agreement with GSCP Recovery, these registration rights include:

     - Piggyback Registration Rights. An unlimited number of piggyback registration rights that require us to register sales of GSCP Recovery's shares when we undertake a public offering anytime prior to June 29, 2002 or otherwise for so long as GSCP or its transferees are our affiliates, subject to the discretion of the underwriters of the offering to decrease the amount that GSCP Recovery may register for marketing reasons; and

     - Shelf Registration Rights. The right to require us to register sales of GSCP Recovery's shares pursuant to a shelf registration statement covering the continuous resale of these shares. This prospectus was filed to fulfill this contractual obligation. These shelf registration rights expire upon the earlier of June 29, 2002 or GSCP's sale or disposition of all of the shares eligible for registration.

     We must pay all registration expenses when these registration rights are exercised, other than any underwriting discounts and commissions, which will be paid by the selling stockholders.

ANTI-TAKEOVER PROVISIONS

  Delaware Law

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to specific exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a

"business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     - the transaction in which such stockholder became an "interested stockholder" is approved by the corporation's board of directors prior to the date the "interested stockholder" attained that status;

     - upon the consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

     - on or subsequent to the date the person became an interested stockholder, the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

     "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Subject to various exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

  Rights Agreement

     Under our rights agreement, on the effective date of our reorganization we effected a distribution of one share purchase right for each share of our common stock. Each share purchase right provides the holder with the right to purchase one one-hundredth of a share of our Series A Junior Participating preferred stock at a price of $100 per one one-hundredth of a share, subject to adjustment. Under the agreement, the rights will be evidenced by the common stock share certificates until the earlier of the following:

     - the close of business on the first date of public announcement that a person (together with its affiliates and associates) has acquired beneficial ownership of 15% or more of the outstanding shares of our common stock; or

     - the close of business on the tenth business day (or a later date as may be specified by our board of directors) following the commencement of a tender offer or exchange offer by a person, the consummation of which would result in beneficial ownership by such person of 15% or more of the outstanding shares of our common stock.

After the rights separate from our common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent the rights.

     All shares of common stock issued before the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on June 29, 2001 unless earlier redeemed or exchanged by us.

     If an acquirer obtains or has the rights to obtain 15% or more of our common stock, then each right will entitle the holder to purchase a number of shares of our common stock equal to twice the purchase price of each right.

     Each right will entitle the holder to purchase a number of shares of common stock of the acquirer having a then current market value of twice the purchase price if an acquirer obtains 15% or more of our common stock and any of the following occurs:

     - we merge into another entity;

     - an acquiring entity mergers into us; or

     - we sell more than 50% of our assets or earning power.

     These rights will not interfere with any merger or other business combination approved by our board of directors because each right may be redeemed by us for $0.01 before the date of distribution. For so long as the rights are redeemable, we may amend them in any manner except for the redemption price.

     The full description and terms of the rights are set forth in a rights agreement between us and the rights agent, a copy of which was filed as Exhibit 4(c) to our Registration Statement on Form 10, which is incorporated by reference into this prospectus. See "Where You Can Find More Information." The summary of the terms of the rights agreement described above is not complete and is qualified by reference to the rights agreement.

  Certificate of Incorporation and Bylaws

     Our certificate of incorporation:

     - does not provide for cumulative voting in the election of directors; and

     - authorizes our board of directors to establish the terms of and to issue shares of our authorized but unissued preferred stock.

     Our bylaws provide that candidates for director may be nominated by our board of directors or by a stockholder who gives written notice to us no later than 60 days prior nor earlier than 90 days prior to the first anniversary of the last annual meeting of stockholders.

     Delaware law, our rights agreement and these provisions of our certificate of incorporation and bylaws may have the effect of deterring hostile takeovers or delaying changes in our board of directors, which could depress the market price of our common stock.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' applicable duties except for:

     - any breach of the directors' duty of loyalty to us or our stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - any unlawful payment of a dividend or unlawful stock repurchase or redemption; or

     - any transactions from which the director derived an improper personal benefit.

     - Our certificate of incorporation includes a provision that eliminates the personal liability of our directors to the fullest extent permitted by Delaware law.

     Our certificate of incorporation also provides that:

     - we must indemnify our directors and officers to the fullest extent permitted by Delaware law subject to the limited exceptions listed above;

     - we may indemnify our other employees and agents to the same extent that we indemnify our directors and officers, except that, to the extent that such person has been successful on the merits or otherwise in defense of any action, suit, or proceeding, we must indemnify them; and

     - we must advance expenses, as incurred, to our directors and officers, and may do so to our other employees, agents, and any person who may have a right of indemnification in connection with legal proceedings.

     We have obtained directors' and officers' insurance providing coverage for our directors, officers and key employees. We believe that these indemnification provisions and the insurance are necessary to attract and retain qualified directors and executive officers.

     The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought. We are unaware of any threatened litigation that may result in claims for indemnification.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Wells Fargo Bank Minnesota, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

SALES OF OUR COMMON STOCK AFTER THE OFFERING

     No predictions can be made as to the effect, if any, that sales of additional shares of our common stock, or the perception that sales will be made, could have on the trading price of our common stock after the offering. Sales of substantial amounts of our common stock after the offering could adversely affect the trading price for the common stock because a greater supply of shares would be, or would be perceived to be, available for sale in the public market.

     As of August 25, 2000, we have outstanding 8,230,332 shares of our common stock. Of these outstanding shares, the 2,356,168 shares being sold in this offering will be freely transferable without restriction under the Securities Act, except for any shares which are purchased by our affiliates. Shares purchased by our affiliates will be subject to the limitations on resale of Rule 144 under the Securities Act described below. In addition, we intend to file a registration statement covering up to 1,000,000 shares issuable upon exercise of stock options under our equity incentive plan. Such option shares, upon issuance, will be immediately available for resale, subject to the applicable resale limitations under Rule 144 for holders that are our affiliates. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 144(k) promulgated under the Securities Act, which rules are summarized below.

RULE 144

     In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of either:

     - 1% of the number of shares of our common stock, which is approximately 82,303 shares immediately following this offering; or

     - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing date of a notice on Form 144 for the proposed sale.

     Sales under Rule 144 are also subject to specific manner of sale limitations, notice requirements and the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who has not been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares to be sold for at least two years, is entitled to sell shares without complying with the volume limitation, manner of sale, notice and public information provisions of Rule 144. Therefore, unless otherwise restricted, shares meeting the requirements of Rule 144(k) may be resold immediately upon the completion of this offering.

STOCK OPTIONS

     1,000,000 shares of our common stock are reserved for issuance upon the exercise of options issued under our equity incentive plans. As of the date of this prospectus, options to purchase 912,858 shares of our common stock at a weighted average exercise price of $21.97 per share have been granted. We filed a registration statement under the Securities Act to register shares reserved for issuance under our equity incentive plans. Shares issued under these plans or upon exercise of outstanding options after the effective date of that registration statement, other than shares held by affiliates, which will be subject to the limitations on resale of Rule 144, generally will be tradable without restriction under the Securities Act, subject to vesting restrictions and the lock-up agreement described below.

LOCK-UP AGREEMENTS

     Each of our executive officers and certain other employees who received common stock by operation of our plan of reorganization, have agreed, subject to specified exceptions, not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of our common stock or options to acquire shares of our common stock during the six-month period after the effectiveness of our plan of reorganization

REGISTRATION RIGHTS

     GSCP Recovery, Inc. has registration rights with respect to their 2,356,168 shares of common stock that require us to register their shares under the Securities Act pursuant to a shelf registration statement as well as rights to participate in any future registration of securities by us. See "Description of Capital Stock -- Registration Rights."

                              PLAN OF DISTRIBUTION

     The common stock offered hereby may be sold from time to time by the selling stockholders on the Nasdaq National Market System at then prevailing prices or at prices related to the then current market price or in private transactions at negotiated prices. The shares may be sold by one or more of the following methods, without limitation:

     - a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchase by a broker or dealer as principal and resale by that broker or dealer for its account pursuant to this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     - face-to-face transactions between sellers and purchasers without a broker-dealer.

     In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from selling stockholders in amounts to be negotiated. These brokers and dealers and any other participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. Shares of common stock offered under this registration statement may be used to cover short sales or other hedging transactions. From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated will, upon foreclosure in the event of default, be deemed selling stockholders for those purposes.

     We will not receive any proceeds from the sale of the share of the common stock being offered by the selling stockholders. However, we have agreed to bear all expenses incident to the registration, offering and sale of the common stock to the public by selling stockholders, other than commissions and discounts of underwriters, brokers, dealers and agents. We have also agreed to indemnify the selling stockholders and their officers, directors, employees, agents, partners and controlling persons against certain liabilities, including liabilities under the Securities Act, arising out of or incident to registration of the common stock.

     Information as to whether underwriters who may be selected by the selling shareholders, or any other broker-dealer, is acting as principal or agent for the selling shareholders, the compensation to be received by underwriters who may be selected by the selling shareholders, or any broker-dealer, acting as principal or agent for the selling shareholders and the compensation to be received by other broker-dealers, if the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

     During such time as the selling shareholders may be engaged in a distribution of the shares included in this prospectus, they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling shareholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

     We filed this registration statement in order to comply with our obligations under the Registration Rights Agreement with GSCP Recovery Inc. We are also obligated pursuant to that agreement to use our best efforts to register or qualify the common stock under the securities or blue sky laws of such jurisdictions as the selling stockholders reasonably request. See "Description of Capital Stock -- Registration Rights Agreement."

                                 LEGAL MATTERS

     The validity of the common stock offered by this prospectus is being passed upon for us by Jones, Day, Reavis & Pogue.

                                    EXPERTS

     Consolidated balance sheets as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholder's equity (deficit), and cash flows for the year ended December 31, 1999 and for the period March 13, 1998 through December 31, 1998 included in this prospectus have been audited by KPMG LLP, independent certified public accountants, to the extent set forth in their report appearing elsewhere in this prospectus and are included in reliance upon such report upon the authority of that firm as an expert in accounting and auditing.

     The consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 1997 and the period January 1, 1998 through March 12, 1998 included in this prospectus have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report appearing herein, and is included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus is a part of the registration statement, but does not include all of the information that you can find in the registration statement. For more information about us and our common stock offered by this prospectus, you should refer to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

     You may read and copy, at rates prescribed by the SEC, the registration statement at the SEC's public reference rooms, located at:

450 Fifth Street, NW  7 World Trade Center,  Northwest Atrium Center
Washington, DC 20549       Suite 1300        500 West Madison Street,
                       New York, NY 10048           Suite 1400
                                              Chicago, IL 60661-2511

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. This information is also available on-line through the SEC's Electronic Data Gathering, Analysis, and Retrieval System, commonly known as "EDGAR," located on the SEC'S web site, http://www.sec.gov.

     We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC, which may be inspected as described above. You may also inspect these reports, proxy statements and other information at the office of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (and any amendments thereto) and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of their common stock:

     - Registration statement on Form 10 (Registration No. 000-30077) filed March 23, 2000, as amended May 18, 2000;

     - Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000; and

     - Current Report on Form 8-K filed June 29, 2000.

     To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

                                Corporate Secretary
                                Purina Mills, Inc.
                                1401 South Hanley Road
                                St. Louis, Missouri 63144
                                (314) 768-4100

     We intend to provide our stockholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

     Information contained on our Web site is not a prospectus and does not constitute a part of this prospectus.

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
                         INDEX TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                       PAGE
                                                                       ----
Consolidated Balance Sheets at December 31, 1999 and 1998...           F-4
Consolidated Statements of Operations for the year ended
  December 31, 1999 and for the period March 13, 1998
  through December 31, 1998 and for the year ended December
  31, 1997 and for the period January 1, 1998 through March
  12, 1998..................................................           F-6
Consolidated Statements of Stockholder's Equity (Deficit)
  for the year ended December 31, 1999 and for the period
  March 13, 1998 through December 31, 1998 and for the year
  ended December 31, 1997 and for the period January 1, 1998
  through March 12, 1998....................................           F-7
Consolidated Statements of Cash Flows for the year ended
  December 31, 1999 and for the period March 13, 1998
  through December 31, 1998 and for the year ended December
  31, 1997 and for the period January 1, 1998 through March
  12, 1998..................................................           F-8

                          INDEPENDENT AUDITORS' REPORT

BOARD OF DIRECTORS AND STOCKHOLDER
PM HOLDINGS CORPORATION

     We have audited the accompanying consolidated balance sheets of PM Holdings Corporation and Subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholder's equity (deficit), and cash flows for the year ended December 31, 1999 and for the period March 13, 1998 through December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PM Holdings Corporation and Subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for the year ended December 31, 1999 and for the period from March 13, 1998 through December 31, 1998, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, PM Holdings Corporation and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court on October 28, 1999. This event and circumstances relating to this event, including the Company's highly leveraged capital structure, raise substantial doubt about its ability to continue as a going concern. Although PM Holdings Corporation and certain of its subsidiaries are currently operating their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court, the continuation of their businesses as going concerns is contingent upon, among other things, the ability to (1) formulate a Plan of Reorganization which will gain approval of the creditors and shareholders and confirmation by the Bankruptcy Court, (2) maintain compliance with all debt covenants under the debtor-in-possession financing facility, (3) generate sufficient cash from operations and financing sources to meet obligations, and (4) achieve satisfactory levels of future operating profit. The consolidated financial statements as of and for the year ended December 31, 1999 neither include any adjustments relating to the recoverability and classification of reported asset amounts or the amount of liabilities that might be necessary should PM Holdings Corporation and certain of its subsidiaries be unable to continue as going concerns, nor do the consolidated financial statements include any adjustments relating to the recoverability and classification of reported asset amounts or adjustments relating to the establishment, settlement and classification of liabilities that may be required in connection with restructuring PM Holdings Corporation and certain of its subsidiaries as they reorganize under Chapter 11 of the federal bankruptcy laws.

     As discussed in Note 1 to the consolidated financial statements, effective March 12, 1998, Koch Agriculture Company acquired all of the outstanding stock of PM Holdings Corporation in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than for the periods before the acquisition and, therefore, is not comparable.

KPMG LLP
St. Louis, Missouri
March 10, 2000

                          INDEPENDENT AUDITORS' REPORT

BOARD OF DIRECTORS AND STOCKHOLDER
PM HOLDINGS CORPORATION

     We have audited the accompanying consolidated statements of operations, stockholder's equity (deficit), and cash flows of PM Holdings Corporation and Subsidiaries for the year ended December 31, 1997 and the period January 1, 1998 through March 12, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of PM Holdings Corporation and Subsidiaries for the year ended December 31, 1997 and the period January 1, 1998 through March 12, 1998, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Saint Louis, Missouri
August 7, 1998

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
--------------------------------------------------------------------------------
                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1999         1998
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 48,094     $ 41,446
     Accounts receivable -- trade, net of allowance for
      doubtful accounts of $15,733 and $9,044 at December
      31, 1999 and 1998, respectively.......................    38,817       44,105
  Inventories...............................................    58,869       61,862
  Prepaid expenses and other assets.........................     7,758        3,789
  Deferred income taxes.....................................        --       16,428
                                                              --------     --------
     TOTAL CURRENT ASSETS...................................   153,538      167,630
Property, plant and equipment, net..........................   235,378      262,791
Intangible assets, net......................................   155,000      333,633
Deferred income taxes.......................................        --       10,499
Notes receivable............................................     8,147        4,258
Deferred financing costs, net...............................    10,107       11,456
Other assets................................................    26,845       25,445
                                                              --------     --------
     TOTAL ASSETS...........................................  $589,015     $815,712
                                                              ========     ========

     See Notes 1 and 2

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
--------------------------------------------------------------------------------
                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------    ---------
                                                              (DOLLARS IN THOUSANDS,
                                                               EXCEPT SHARE AMOUNTS)
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable -- other.................................  $  32,759     $ 50,559
  Accounts payable -- affiliate, net........................         66       42,159
  Customer advance payments.................................     10,809       16,870
  Accrued expenses..........................................     31,703       24,849
  Interest payable..........................................         --        9,861
  Current portion of long-term debt and bank borrowings
     under Revolving Credit Facility........................    278,031        7,550
                                                              ---------     --------
     TOTAL CURRENT LIABILITIES..............................    353,368      151,848
Retirement obligations......................................     25,730       26,061
Accrued postretirement benefit costs........................        150          458
Other liabilities...........................................      6,069       12,461
Long-term debt..............................................         --      558,547
Commitments and contingencies (Notes 13 and 14)
Liabilities subject to compromise (Note 2)..................    419,500           --
STOCKHOLDER'S EQUITY (DEFICIT):
  Common stock, $1.00 par value; 1,000 shares authorized,
     issued and outstanding.................................          1            1
  Additional paid-in capital................................    109,499      109,499
  Retained deficit..........................................   (323,956)     (43,163)
  Accumulated other comprehensive loss......................     (1,346)          --
                                                              ---------     --------
     TOTAL STOCKHOLDER'S EQUITY (DEFICIT)...................   (215,802)      66,337
                                                              ---------     --------
     TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)...  $ 589,015     $815,712
                                                              =========     ========

     See accompanying notes.

     See Notes 1 and 2

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
--------------------------------------------------------------------------------
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                   POST-MERGER                      PRE-MERGER
                                           ----------------------------    ----------------------------
                                            YEAR ENDED     MARCH 13 TO     JANUARY 1 TO     YEAR ENDED
                                           DECEMBER 31,    DECEMBER 31,     MARCH 12,      DECEMBER 31,
                                               1999            1998            1998            1997
                                           ------------    ------------    ------------    ------------
                                                              (DOLLARS IN THOUSANDS)
NET SALES................................   $  881,936       $784,408        $214,272       $1,128,390
COSTS AND EXPENSES:
  Cost of products sold..................      706,888        640,359         171,233          912,984
  Marketing, distribution and
     advertising.........................       91,477         73,064          17,543           87,333
  General and administrative.............       65,455         59,900          27,587           55,706
  Amortization of intangibles............       15,126         14,491           3,838           20,572
  Research and development...............        5,978          5,429           1,376            7,166
  Provision for plant closings and asset
     impairments.........................       19,665             --              --            4,402
  Provision for intangible asset
     impairment..........................      161,593             --              --               --
  Provision for loss on guarantees.......           --         14,175              --               --
  Restructuring expenses.................       18,102             --              --               --
  Other (income) expense -- net..........          743          4,470             109           (3,497)
                                            ----------       --------        --------       ----------
                                             1,085,027        811,888         221,686        1,084,666
                                            ----------       --------        --------       ----------
OPERATING INCOME (LOSS)..................     (203,091)       (27,480)         (7,414)          43,724
Interest expense -- net..................       48,698         39,467           8,047           41,557
                                            ----------       --------        --------       ----------
Income (loss) before income taxes........     (251,789)       (66,947)        (15,461)           2,167
Provision (benefit) for income taxes.....       29,004        (23,784)         (5,713)           1,698
                                            ----------       --------        --------       ----------
NET INCOME (LOSS)........................   $ (280,793)      $(43,163)       $ (9,748)      $      469
                                            ==========       ========        ========       ==========

     See accompanying notes.

     See Note 1

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
--------------------------------------------------------------------------------
            CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)

                                                    ACCUMULATED
                                      ADDITIONAL       OTHER
                             COMMON    PAID-IN     COMPREHENSIVE   RETAINED    COMPREHENSIVE
                             STOCK     CAPITAL         LOSS         DEFICIT        LOSS          TOTAL
                             ------   ----------   -------------   ---------   -------------   ---------
                                                       (DOLLARS IN THOUSANDS)
PRE-MERGER
----------
Balance January 1, 1997....   $ 5      $ 35,205       $(1,241)     $ (26,256)    $      --         7,713
Released ESOP shares.......    --           616            --             --            --           616
Appreciation in value of
  earned ESOP shares.......    --            --            --        (24,591)           --       (24,591)
Purchase of shares for the
  ESOP, net................    --          (479)           --             --            --          (479)
Activity under stock
  plans....................    --           948            --             --            --           948
Comprehensive loss:
  Net income...............    --            --            --            469           469           469
  Other comprehensive loss,
     net of
     tax -- adjustment for
     minimum supplemental
     retirement
     liabilities...........    --            --          (858)            --          (858)         (858)
                              ---      --------       -------      ---------     ---------     ---------
Comprehensive loss.........                                                           (389)
                                                                                 =========
BALANCE DECEMBER 31,
  1997.....................     5        36,290        (2,099)       (50,378)                    (16,182)
Comprehensive loss:
  Net loss.................    --            --            --         (9,748)       (9,748)       (9,748)
                              ---      --------       -------      ---------     =========     ---------
BALANCE MARCH 12, 1998.....     5        36,290        (2,099)       (60,126)                    (25,930)
Adjustments due to
  merger...................    (4)       73,209         2,099         60,126                     135,430

POST-MERGER
-----------
Comprehensive loss:
  Net loss.................    --            --            --        (43,163)      (43,163)      (43,163)
                              ---      --------       -------      ---------     =========     ---------
BALANCE DECEMBER 31,
  1998.....................     1       109,499            --        (43,163)                     66,337
Comprehensive loss:
  Net loss.................    --            --            --       (280,793)     (280,793)     (280,793)
  Other comprehensive loss,
     net of
     tax -- adjustment for
     minimum supplemental
     retirement
     liabilities...........    --            --        (1,346)            --        (1,346)       (1,346)
                              ---      --------       -------      ---------     =========     ---------
Comprehensive loss.........                                                      $(282,139)
                                                                                 =========
BALANCE DECEMBER 31,
  1999.....................   $ 1      $109,499       $(1,346)     $(323,956)                  $(215,802)
                              ===      ========       =======      =========                   =========

     See accompanying notes.

     See Note 1

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
--------------------------------------------------------------------------------
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   POST-MERGER                      PRE-MERGER
                                           ----------------------------    ----------------------------
                                            YEAR ENDED     MARCH 13 TO     JANUARY 1 TO     YEAR ENDED
                                           DECEMBER 31,    DECEMBER 31,     MARCH 12,      DECEMBER 31,
                                               1999            1998            1998            1997
                                           ------------    ------------    ------------    ------------
                                                              (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss)......................   $(280,793)       $(43,163)       $ (9,748)       $    469
  Adjustments to reconcile net income
     (loss) to net cash provided by (used
     in) operating activities:
     Depreciation and amortization.......      45,800          39,275           9,965          49,797
     Accretion of discount on Discount
       Debentures........................          --              --           1,845           8,697
     Compensation under ESOP.............          --              --              --           5,625
     Provision for deferred income
       taxes.............................      27,761         (29,580)         (2,926)         (3,355)
     Loss on disposal of property, plant
       and equipment.....................       1,326           1,266             169           1,028
     Provision for loss on plant closings
       and asset impairment..............      19,665              --              --           4,402
     Provision for loss on intangible
       asset impairment..................     161,593              --              --              --
     Provision for loss on guarantees and
       notes receivable..................          --          19,812              --              --
  Net changes in operating assets and
     liabilities:
     Accounts receivable.................       5,288          (1,628)          8,731           4,608
     Inventories.........................       2,993           3,358           1,580          (5,436)
     Prepaid expenses and other assets...      (5,369)         10,516          (4,846)          1,563
     Accounts payable and other
       liabilities.......................     (10,252)         60,067         (44,901)          2,580
                                            ---------        --------        --------        --------
NET CASH PROVIDED BY (USED IN) OPERATING
  ACTIVITIES.............................   $ (31,988)       $ 59,923        $(40,131)       $ 69,978
                                            ---------        --------        --------        --------
INVESTING ACTIVITIES:
  Purchase of property, plant, equipment
     and other assets....................   $ (20,980)       $(25,280)       $ (4,486)       $(30,429)
  Proceeds from sale of property, plant
     and equipment.......................       1,571             154              58             941
  Net change in notes receivable.........      (3,889)            782              98             182
                                            ---------        --------        --------        --------
NET CASH USED IN INVESTING ACTIVITIES....   $ (23,298)       $(24,344)       $ (4,330)       $(29,306)
                                            ---------        --------        --------        --------

     See Note 1

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
--------------------------------------------------------------------------------
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   POST-MERGER                      PRE-MERGER
                                           ----------------------------    ----------------------------
                                            YEAR ENDED     MARCH 13 TO     JANUARY 1 TO     YEAR ENDED
                                           DECEMBER 31,    DECEMBER 31,     MARCH 12,      DECEMBER 31,
                                               1999            1998            1998            1997
                                           ------------    ------------    ------------    ------------
                                                              (DOLLARS IN THOUSANDS)
FINANCING ACTIVITIES:
  Proceeds from Senior Subordinated
     Notes...............................    $     --       $      --       $ 350,000        $     --
  Proceeds from Term Loans...............          --              --         200,000              --
  Proceeds from Revolving Credit
     Facility, net.......................      67,471          20,000              --              --
  Repayment of Term Loans, Senior
     Subordinated Notes, Discount
     Debentures and IRBs.................      (5,475)       (388,687)             --         (36,409)
  Equity contribution from parent........          --              --         109,500              --
  Purchase of equity and acquisition
     costs...............................          --              --        (253,255)             --
  Loan to ESOP...........................          --              --              --          (1,208)
  Payment of financing costs.............                        (371)        (11,996)            (58)
  Other..................................         (62)           (183)         (2,300)           (839)
                                             --------       ---------       ---------        --------
NET CASH PROVIDED BY (USED IN) FINANCING
  ACTIVITIES.............................      61,934        (369,241)        391,949         (38,514)
                                             --------       ---------       ---------        --------
  INCREASE (DECREASE) IN CASH AND CASH
     EQUIVALENTS.........................       6,648        (333,662)        347,488           2,158
  CASH AND CASH EQUIVALENTS AT BEGINNING
     OF PERIOD...........................      41,446         375,108          27,620          25,462
                                             --------       ---------       ---------        --------
  CASH AND CASH EQUIVALENTS AT END OF
     PERIOD..............................    $ 48,094       $  41,446       $ 375,108        $ 27,620
                                             ========       =========       =========        ========
SUPPLEMENTAL CASH FLOW STATEMENT
  INFORMATION:
  Interest paid..........................    $ 39,152       $  31,070       $  11,267        $ 30,942
                                             ========       =========       =========        ========
  Income taxes paid (refunded)...........         484            (800)             43           7,892
                                             ========       =========       =========        ========
  Non-cash effects of reorganization
     activities:
     Deferral of Senior Subordinated
       Notes due to reorganization
       activities........................    $350,000       $      --       $      --        $     --
     Deferral of accounts payable and
       other liabilities due to
       reorganization activities.........      69,500              --              --              --
                                             --------       ---------       ---------        --------
     INCREASE IN LIABILITIES SUBJECT TO
       COMPROMISE........................    $419,500       $      --       $      --        $     --
                                             ========       =========       =========        ========

     See accompanying notes.

     See Note 1

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     Pursuant to the Agreement and Plan of Merger among PM Holdings Corporation ("Holdings"), Koch Agriculture Company ("Koch Agriculture") and Arch Acquisition Corporation, dated as of January 9, 1998 (the "Merger Agreement"), Arch Acquisition Corporation was merged with and into Holdings (the "Merger"), with Holdings being the surviving corporation. As a result of the Merger, all of the shares of the common stock of Holdings ("Holdings common stock"), par value $.01 per share outstanding immediately prior to March 12, 1998, were canceled and converted into the right to receive cash consideration of $540 per share (the "Merger Consideration"). In addition, pursuant to the Merger Agreement, each outstanding stock option and stock rights unit became 100% vested. Option holders and stock rights unit holders received the Merger Consideration, less the exercise price of the stock options, for each share of Holdings common stock into which such stock options and stock rights units were exercisable immediately prior to March 12, 1998. As a result of the Merger, Koch Agriculture owns 100% of Holdings, which owns 100% of Purina Mills, Inc. ("Purina Mills" or "PMI"). Unless the context otherwise requires, the term "Company" refers to PM Holdings Corporation and its subsidiaries and the term "Purina Mills" refers to Purina Mills, Inc. and its subsidiaries. Holdings conducts no business other than that of Purina Mills.

     The Company develops, manufactures and markets animal nutrition products for dairy cattle, beef cattle, hogs and horses. The Company also develops, manufactures and sells poultry feeds and specialty feeds for rabbits, zoo animals, birds, fish and pets. The Company's products are sold as complete feeds or as concentrates that are mixed with customer's base ingredients. The Company distributes its products through two primary distribution channels, dealers and directly to end-users. The Company's dealer network consists of over 4,500 independent dealers located in 48 states. The number of direct customers is in excess of 4,500. The Company operates 48 feed manufacturing plants located in 25 states.

     The sources and use of funds required to consummate the Merger and related financings are summarized below. See Notes 9 and 10 for a description of debt and capital stock.

     Sources of funds (in millions):

New Credit Facilities Term Loans............................  $200.0
  Revolving Credit Facility.................................     9.9
Notes.......................................................   350.0
Equity Contribution to Holdings.............................   109.7
                                                              ------
     Total..................................................  $669.6
                                                              ======

     Use of funds (in millions):

Purchase price for equity of Holdings.......................  $258.7
Repayment of existing indebtedness..........................   385.5
Fees and expenses...........................................    25.4
                                                              ------
     Total..................................................  $669.6
                                                              ======

     The Merger closed on March 12, 1998. The Merger has been accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16 and, accordingly, the consolidated financial statements for periods subsequent to March 12, 1998 reflect the purchase price, including transaction costs, allocated to tangible and intangible assets acquired and liabilities assumed, based on their estimated fair values as of March 12, 1998. The consolidated financial statements for periods prior to March 12, 1998 have been prepared on the predecessor cost basis of the Company. Operating results subsequent to the Merger are comparable to the operating results prior to the Merger except for

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

depreciation expense, amortization of intangible assets, interest expense and postretirement health care costs.

     The allocation of the $109.5 million purchase price for the Company is summarized as follows (in millions):

Current assets..............................................  $ 130.8
Property, plant and equipment...............................    268.0
Intangible assets...........................................    343.1
Other noncurrent assets.....................................     47.6
Liabilities assumed.........................................   (680.0)
                                                              -------
     Total..................................................  $ 109.5
                                                              =======

     In connection with the Merger, the Company incurred $15.9 million in non-recurring expenses during the period January 1, 1998 to March 12, 1998. The costs are included in general and administrative expense and relate to compensation paid to management of the Company and the $13.5 million in Merger Consideration paid to holders of options and stock rights units.

2. FINANCIAL RESTRUCTURING DEVELOPMENTS

     The economic environment in the agricultural industry during 1998 and 1999 has been a difficult one for many individual producers and companies that participate in the sector. Livestock commodity prices have been depressed and reached historic lows in many markets. In addition to the overall economic environment, there is significant competition in all areas of agriculture, including the feed industry.

     In connection with the Merger, the Company incurred a significant amount of indebtedness. As of March 31, 1998, the Company had approximately $557.2 million of consolidated indebtedness, and its stockholders' equity was approximately $109.4 million. Of the total $669.6 million required to consummate the 1998 Merger and related transactions, $559.9 million was supplied by indebtedness and $109.7 million was supplied by equity contributions. The Company's indebtedness was raised through the sale of $350.0 million aggregate principal amount of its Senior Subordinated Notes Due 2010 (the "Notes") and borrowings under a $300.0 million secured credit facility, pursuant to a new credit agreement (the "Credit Agreement"), from a syndicate of lenders (the "Credit Facility"). The Credit Facility includes: a $200.0 million term loan facility (the "Term Loan") and a $100.0 million revolving credit facility (the "Revolving Credit Facility"). Since the Merger, a significant portion of the Company's cash flow from operations has been dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations. The Company's substantial degree of leverage has limited its flexibility to adjust to the depressed conditions in the agricultural industry and made it particularly vulnerable to the downturn in the swine market.

     As a result of its financial condition during 1999 and its substantial degree of leverage, the Company's ability to finance its working capital requirements and implement its business plan have been adversely affected by its cash requirements for debt service. On September 15, 1999, the Company failed to make a scheduled interest payment of $15.75 million due to holders of the Notes. On October 21, 1999, the trustee under the indenture (the "Notes Indenture") for the Notes accelerated such Notes as a result of the failure to make such interest payment. On September 30, 1999, the Company failed to pay $2.1 million in principal payments due on the Term Loan. Such principal payment was subsequently made on October 28, 1999. The Company is in default under the Notes Indenture and the Credit Agreement.

     Faced with these events and an inability to service future interest payments on the Notes, Holdings and certain of its subsidiaries (the "Debtor") filed voluntary petitions for relief (the "Reorganization Cases") under Chapter 11 of the U.S. Bankruptcy Code, as amended, with the United States Bankruptcy

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Court for the District of Delaware (the "Bankruptcy Court") on October 28, 1999 (the "Petition Date"). In connection with preparations for the filing of the Reorganization Cases, the Company determined that it would need to obtain Debtor-in-Possession financing to ensure sufficient liquidity to meet its ongoing operating needs. On November 15, 1999, the Company obtained Bankruptcy Court approval for borrowings of up to $50 million under the Debtor-in-Possession Credit Agreement (the "DIP Credit Agreement"). The agreement will mature November 1, 2000.

     Under Chapter 11, certain claims against the Debtor in existence prior to the filing of the petitions for relief under the federal bankruptcy laws are stayed while the Debtor continues business operations as Debtor-in-Possession. These claims are reflected in the December 31, 1999 balance sheet as "liabilities subject to compromise" and consist of the following:

Accounts payable -- other...................................  $ 13,764
Accounts payable -- affiliate...............................    30,215
Accrued expenses............................................     2,379
Interest payable on Senior Subordinated Notes due 2010......    19,600
Retirement obligations......................................     3,212
Other liabilities...........................................       330
Senior Subordinated Notes due 2010..........................   350,000
                                                              --------
                                                              $419,500
                                                              ========

     As of the Petition Date, the Company has discontinued accruing interest on its unsecured pre-petition debt obligations. Additional claims may arise subsequent to the filing date resulting from rejection of executory contracts and unexpired leases, and from the determination by the court or as agreed to by parties in interest of allowed claims for contingencies and other disputed amounts. Claims secured against the Debtor's assets also are stayed, although the holders of such claims have the right to move the court for relief from the stay.

     Secured claims are secured primarily by liens on the capital stock of Purina Mills (pledged by Holdings) and its subsidiaries and substantially all assets of Purina Mills and its subsidiaries. In connection with the DIP Credit Agreement, as adequate protection for the holders of secured claims under the pre-petition Credit Agreement, the Debtor agreed to pay and continue to pay all accrued and unpaid interest in accordance with the terms established in the DIP Credit Agreement.

     The Debtor received approval from the Bankruptcy Court to pay or otherwise honor certain of its pre-petition obligations, including employee wages, dealer and customer rebates, amounts owed certain critical vendors and amounts owed to farmers, grain elevators, coops, brokers, dealers and other vendors and suppliers pursuant to federal, state and local government regulations.

     The Company filed a Form 8-K on January 18, 2000 with the Securities and Exchange Commission, which includes a Plan of Reorganization (the "Plan") and a disclosure statement. As described in the disclosure statement, a settlement has been negotiated between Koch Industries, Inc. ("Koch Industries") and a committee representing holders of Notes ("Noteholders"). The Plan has yet to be approved by the creditors, accordingly, the financial statements at December 31, 1999 do not include any adjustments that might reflect the potential outcome of the bankruptcy.

     The Plan provides, among other things, the merger of Purina Mills with and into Holdings prior to the effective date of the Plan. By operation of the merger, Holdings will succeed to the business previously conducted by Purina Mills and will change its name to Purina Mills, Inc.

     The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. However, as a result of the Reorganization Cases and circumstances relating

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

to this event, including the Company's highly leveraged financial structure, such continuity of operations and realization of assets and liquidation of liabilities is subject to significant uncertainty. The appropriateness of using the going-concern basis is dependent upon, among other things, the confirmation of a plan of reorganization, the ability to comply with the DIP Credit Agreement, generation of sufficient cash from operations and financing sources to meet obligations and achievement of satisfactory levels of future operating profit.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in affiliated companies, 20% through 50% owned, are carried at equity.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Inventories: Carrying amounts of merchandise, materials and animal inventories are generally determined on a moving average cost basis and are stated at the lower of cost or market.

     Property, Plant and Equipment: Property, plant and equipment are stated at cost. Expenditures for new facilities and those which substantially increase the useful lives of property are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and gains or losses on the dispositions are included in the consolidated statements of operations. Depreciation is generally provided on the straight-line basis by charges to costs or expenses at rates based upon the following estimated useful lives:

Buildings and improvements..................................  15 to 30 years
Machinery and equipment.....................................   5 to 15 years
Office furniture and equipment..............................   3 to 15 years

     Intangible Assets (including Goodwill): Intangible assets represent the excess of cost over the net tangible assets of the business at the time of acquisition and are amortized over their estimated period of related benefit. Intangible assets other than goodwill are amortized over 1 to 20 years. Goodwill is amortized on a straight-line basis over 40 years.

     Management periodically reviews the value of its intangible assets to determine if an impairment has occurred or whether changes have occurred that would require a revision to the remaining useful life. In making such determination, management evaluates the performance, on an undiscounted basis, of the underlying operations or assets which give rise to such amount. In 1999, management has determined an impairment has occurred and accordingly the value of the intangible assets has been reduced (see Note 7).

     Internal Use Software: The Company has replaced or modified all of the Company's current computer systems and software applications so that they are year 2000 compliant. In connection with this process, the Company purchased and implemented an enhanced accounting and information reporting system. The Company capitalized all software and consultant costs and the direct costs of those employees directly involved in the process, in accordance with Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). All other related costs were expensed as incurred. The Company's policies are in accordance with the provisions of SOP 98-1. Total capitalized software costs related to the enhanced accounting and information reporting

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

system were $16.4 million and $13.4 million as of December 31, 1999 and 1998, respectively. The Company is amortizing the costs associated with the project using the straight line method over five years, the expected life of the system.

     Deferred Financing Costs: Deferred financing costs are stated at cost and amortized over the life of the related debt using the effective interest method. Amortization of deferred financing costs is included in interest expense.

     Income Taxes: Deferred income taxes are recognized for the effect of temporary differences between the financial reporting bases and the tax bases of the assets and liabilities plus operating loss carryforwards at enacted tax rates expected to be in effect when such amounts are realized or settled.

     The Company is part of a tax sharing agreement with Koch Industries effective as of the date of the Merger. The agreement provides that the tax liability of the group shall be allocated to the members of this group on the basis of the percentage of the member's total tax, if computed on a separate return, would bear to the total amount of the taxes of all members of the group so computed. If the Company's tax attributes are utilized by another member of the group, such member will reimburse the Company when the Company would have been able to utilize such attributes in computing the Company's separate taxable income. The Company's tax provisions for all periods after March 12, 1998 are computed on this basis. The results of operations of the Company after March 12, 1998 through December 31, 1999 have been or will be included in the consolidated U.S. corporation income tax return and certain consolidated state income tax returns of Koch Industries. The results of operations of the Company prior to March 12, 1998 were included in the consolidated U.S. corporation income tax return of the Company.

     Cash Equivalents: For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. Cash includes currency on hand and demand deposits with financial institutions. The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents approximate their fair value.

     Fair Value of Financial Instruments: The carrying amounts of cash and cash equivalents and short-term borrowings approximate fair value because of the short-term maturity of these instruments. Notes receivable carry current market interest rates, so that discounted future cash flows approximate their carrying values. As of December 31, 1999 and 1998, the fair value of debt, including current maturities, was $365.5 million and $553.7 million, respectively, compared to its carrying value of $628.0 million and $566.1 million, respectively. The fair values of debt instruments as of December 31, 1999 and 1998 are based on quoted market prices and management's estimates for instruments without quoted market prices.

     Revenue Recognition: Net sales are generally recognized when products are shipped. Allowances for customer discounts are recorded when revenues are recognized.

     Comprehensive Income: On January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Management has chosen to disclose the requirements of this statement within the consolidated statements of shareholder's equity.

     Reclassifications: Certain reclassifications have been made to the prior period consolidated financial statements to conform to the consolidated financial statement presentation at December 31, 1999 and the year then ended.

4. RESTRUCTURING EXPENSES

     During the third and fourth quarters of 1999, the Company conducted a comprehensive strategic business review, including the development of a business plan which addressed both short-term and longer-term issues required to stabilize and turn-around the business. The business plan, developed over a number

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

of months in consultation with the Company's external advisors, establishes a corporate mission and strategy. In connection with the business plan and the Reorganization Cases, the Company incurred advisory fees and expenses of $10.7 million. Additionally, the Company has recorded severance and moving costs of $3.9 million, bank fees of $1.4 million and compensation expense of $2.1 million in connection with the Company's Key Employee Retention Plan.

5. INVENTORIES

     Inventories consist of the following (in thousands):

                                                              DECEMBER 31,
                                                           ------------------
                                                            1999       1998
                                                           -------    -------
Raw materials............................................  $37,577    $34,619
Finished goods...........................................   11,411     12,391
Animals..................................................    9,881     14,852
                                                           -------    -------
     Total...............................................  $58,869    $61,862
                                                           =======    =======

6. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following (in thousands):

                                                             DECEMBER 31,
                                                         --------------------
                                                           1999        1998
                                                         --------    --------
Land...................................................  $ 13,362    $ 13,312
Buildings..............................................    86,332      77,192
Machinery and equipment................................   180,769     188,512
Construction in progress...............................     7,359       7,547
                                                         --------    --------
                                                          287,822     286,563
Accumulated depreciation...............................   (52,444)    (23,772)
                                                         --------    --------
     Total.............................................  $235,378    $262,791
                                                         ========    ========

     Total depreciation expense was $29.3 million, $24.0 million, $5.3 million and $26.6 million for the year ended December 31, 1999, the periods ended March 13, 1998 to December 31, 1998 and January 1, 1998 to March 12, 1998 and for the year ended December 31, 1997, respectively.

     During the quarter ended June 30, 1999, the Company made the decision to discontinue or curtail manufacturing operations at five of its facilities. Products for distribution to customers of the closed facilities are being manufactured at the Company's other facilities. In connection with these plant closures, the Company recorded a loss of $13.1 million on manufacturing assets, representing the amount by which the book value exceeds estimated fair value. Estimated demolition costs of $1.2 million, severance costs of $0.4 million and the write-off of $5.0 million for related goodwill were also recorded.

     The Company will continue to review the performance of its facilities to attempt to optimize overall capacity and maximize profits. This review may result in the decision to discontinue operations at additional facilities which could result in an additional loss provision being recorded.

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. INTANGIBLE ASSETS

     Intangible assets consist of the following (in thousands):

                                                            DECEMBER 31,
                                                        ---------------------
                                                          1999         1998
                                                        ---------    --------
Distribution network..................................  $  40,000    $ 40,000
Product specifications................................     10,000      10,000
Patents...............................................     15,000      15,000
Covenant not to compete...............................      2,083       2,083
Goodwill..............................................    262,728     262,528
Other intangibles.....................................     21,539      18,511
                                                        ---------    --------
                                                          351,350     348,122
Accumulated amortization..............................   (196,350)    (14,489)
                                                        ---------    --------
     Total............................................  $ 155,000    $333,633
                                                        =========    ========

     In connection with the Company's revised business plan and the Reorganization Cases, the Company recorded a provision for loss on impairment of intangible assets of $161.6 million during the fourth quarter of 1999. The provision reduces the net cost of intangible assets to management's estimate of the fair value of intangible assets at December 31, 1999. Management's estimate is based upon the expected net realizable value of the Company on a going concern basis which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. However, as a result of the Reorganization Cases and circumstances relating to this event, including the Company's highly leveraged financial structure, such continuity of operations and realization of assets and liquidation of liabilities is subject to significant uncertainty.

     During 1997 the Company recorded a loss of $4.4 million to reflect management's estimate of the reduction in net realizable value of a feed supply contract.

8. DIP CREDIT AGREEMENT

     In conjunction with the Reorganization Cases, the Debtor entered into the DIP Credit Agreement with its pre-petition lenders. The DIP Credit Agreement consists of a Revolving Credit and Letter of Credit Facility (the "Facility") in an aggregate principal amount not to exceed $50.0 million with a sublimit of $20.0 million for letters of credit to support the obligations of the Company. Of the commitment, $40.0 million shall be available for the working capital and general corporate purposes of the Debtors and $10.0 million shall be reserved until June 1, 2000 and used for cure obligations and adequate assurance in respect of any executory contract, in each case, subject to the terms of the DIP Credit Agreement.

     The DIP Credit Agreement is secured by a perfected first priority lien on and security interest in substantially all of the property of the Debtor. On November 15, 1999, the Bankruptcy Court entered a final order approving the DIP Credit Agreement which terminates the earlier of November 1, 2000 or upon confirmation of the Plan. The Company is charged an annual fee of 0.5% for amounts available but unused under the Facility. In addition, the Company is charged a fee of 3.0% per annum on the daily average amount available for drawing under any letter of credit to the bank that has issued such letter of credit. Outstanding borrowings under the Facility bear interest at floating rates which are, at the Company's option, based either upon bank prime or Eurodollar rates plus a premium.

     Under the DIP Credit Agreement, the Company is required to satisfy certain financial tests and provide the lender monthly and weekly financial reports. The Company is in compliance with all its

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

covenants at December 31, 1999. At December 31, 1999, the Company had $0.9 million in outstanding letters of credit under the Facility and, accordingly, $49.1 million was available for future borrowings.

9. DEBT

     Debt consists of the following (in thousands):

                                                             DECEMBER 31,
                                                         --------------------
                                                           1999        1998
                                                         --------    --------
Term Loan..............................................  $190,550    $196,025
Senior Subordinated Notes due 2010.....................   350,000     350,000
Revolving Credit Facility..............................    87,471      20,000
Other..................................................        10          72
                                                         --------    --------
     Total.............................................  $628,031    $566,097
                                                         ========    ========

     The foregoing debt is classified as follows in the consolidated balance sheets (in thousands):

                                                             DECEMBER 31,
                                                         --------------------
                                                           1999        1998
                                                         --------    --------
Current portion of long-term debt and bank borrowings
  under Revolving Credit Facility......................  $278,031    $  7,550
Long-term debt and bank borrowings under Revolving
  Credit Facility......................................        --     558,547
Liabilities subject to compromise......................   350,000          --
                                                         --------    --------
     Total.............................................  $628,031    $566,097
                                                         ========    ========

     As a result of the failure to make the scheduled interest payment of $15.75 million due to the Noteholders on September 15, 1999, the Indenture Trustee accelerated such Notes and accordingly, the Company is in default under both the Notes Indenture and the Credit Agreement. Amounts owed pursuant to the pre-petition Credit Agreement are included in current portion of long-term debt at December 31, 1999. As a result of the Reorganization Cases, the Notes have been classified as "liabilities subject to compromise." The corresponding accrued interest on the Notes of $19.6 million has also been classified as "liabilities subject to compromise." In connection with the DIP Credit Agreement, as adequate protection for the holders of secured claims under the pre-petition Credit Agreement, the Company agreed to pay and continue to pay all interest in accordance with the terms established in the DIP Credit Agreement. However, the Company is not required to make scheduled amortization payments.

     Tender Offers: In connection with the Merger, Purina Mills offered to purchase for cash the outstanding Senior Subordinated Notes due 2003 (the "Senior Notes") and Holdings offered to purchase for cash the outstanding Series B Subordinated Discount Debentures (the "Discount Debentures") due 2005 (the "Offering") of which $190.0 million in aggregate principal of Senior Notes and $109.4 million in aggregate principal amount at maturity of Discount Debentures was outstanding as of the date of the Offering. The Offering commenced on February 9, 1998 and expired on March 12, 1998. In conjunction with the Offering, Holdings and Purina Mills solicited consents of registered holders of the applicable series of existing debt securities to certain proposed amendments to eliminate substantially all of the restrictive covenants in the indentures under which the applicable series of existing debt securities were issued, in order to increase the financial flexibility of Purina Mills after the consummation of the Merger. The proposed amendments became operative immediately following the consummation of the Merger and all of the Senior Notes and Discount Debentures were redeemed during 1998.

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Credit Facility: In connection with the Merger, Purina Mills entered into the Credit Agreement which provides for secured borrowings from a syndicate of lenders consisting of (i) a $200.0 million Term Loan and (ii) a $100.0 million Revolving Credit Facility, with a $40.0 million sublimit for letters of credit. The Term Loan consists of a $100.0 million Tranche A Term Loan with a maturity date of March 12, 2005 and a $100.0 million Tranche B Term Loan with a maturity date of March 12, 2007. The Revolving Credit Facility has a maturity date of March 12, 2005.

     Holdings and certain subsidiaries, certain of which have also filed Reorganization Cases, guarantee Purina Mills' obligations under the Credit Agreement. Borrowings under the Credit Agreement are also secured by a first priority lien on the capital stock of Purina Mills (pledged by Holdings) and its subsidiaries and substantially all assets of Purina Mills and its subsidiaries.

     The proceeds of the Term Loan were borrowed in full on the date of the consummation of the Offering, in addition to $9.9 million under the Revolving Credit Facility, and were used to finance the Merger and related fees and expenses. Proceeds of the Revolving Credit Facility were also used to redeem Purina Mills' outstanding Industrial Revenue Bonds ("IRBs") and were available to finance Purina Mills' ongoing working capital requirements. The Revolving Credit Facility also may be used in part for the issuance of letters of credit to be used solely for ordinary course of business purposes of Purina Mills. At December 31, 1999, a balance of $87.5 million was outstanding and Purina Mills had $12.5 million in outstanding letters of credit under the Revolving Credit Facility. Accordingly, at December 31, 1999, no amount was available for future borrowing under the Revolving Credit Facility.

     Purina Mills is charged an annual fee of 0.5% for amounts available but unused under the Revolving Credit Facility. In addition, Purina Mills is charged a fee of 2.0% per annum on the daily average amount available for drawing under any letter of credit to the bank that has issued such letter of credit. Loans under the Credit Agreement bear interest at floating rates which are, at Purina Mills' option, based either upon bank prime or Eurodollar rates plus a premium. Rates on outstanding borrowings averaged 9.1% at December 31, 1999.

     On February 26, 1999 Purina Mills entered into a fixed rate swap contract effective March 31, 1999, on $114.7 million of amortizing debt under the Credit Agreement. The swap contract provides that Purina Mills will pay interest on the notional amount based on a fixed rate of 5.6% and will receive the three month Eurodollar rate. Purina Mills also has an option contract on $75.0 million of debt under the Credit Agreement. The option contract provides that Purina Mills will pay interest on the notional amount if the three month Eurodollar rate falls below 5.2% and will receive interest if the three month Eurodollar rate is above 7.0%.

     Notes: Purina Mills sold $350.0 million aggregate principal amount of Notes generating gross proceeds of $350.0 million. The Notes are senior subordinated, unsecured obligations of Purina Mills and bear interest at 9% per annum.

     Covenants: As stated above, the Company is in compliance with all financial and non-financial covenants included in the DIP Credit Agreement.

10. COMMON STOCK

     The Company's authorized capital consists of 1,000 shares of common stock. All common stock of the Company is owned by Koch Agriculture.

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. INCOME TAXES

     The components of the provision for income taxes are as follows (in thousands):

                                   POST-MERGER                      PRE-MERGER
                           ----------------------------    ----------------------------
                            YEAR ENDED     MARCH 13 TO     JANUARY 1 TO     YEAR ENDED
                           DECEMBER 31,    DECEMBER 31,     MARCH 12,      DECEMBER 31,
                               1999            1998            1998            1997
                           ------------    ------------    ------------    ------------
CURRENT:
  Federal................    $    35         $  6,040        $(1,911)        $ 3,922
  State..................      1,208             (244)          (876)          1,131
DEFERRED:
  Federal................     31,535          (26,000)        (3,000)         (3,055)
  State..................     (3,774)          (3,580)            74            (300)
                             -------         --------        -------         -------
                             $29,004         $(23,784)       $(5,713)        $ 1,698
                             =======         ========        =======         =======

     The provision (benefit) for income taxes is different from the amounts computed by applying the U.S. federal statutory income tax rate. The reasons for these differences are as follows (in thousands):

                                    PRE-MERGER                     POST-MERGER
                           ----------------------------    ----------------------------
                            YEAR ENDED     MARCH 13 TO     JANUARY 1 TO     YEAR ENDED
                           DECEMBER 31,    DECEMBER 31,     MARCH 12,      DECEMBER 31,
                               1999            1998            1998            1997
                           ------------    ------------    ------------    ------------
Income taxes (benefit) at
  statutory rate.........    $(88,126)       $(23,431)       $(5,411)         $  759
State income taxes, net
  of federal benefit.....      (1,668)         (2,486)          (521)            540
Change in valuation
  allowance..............      58,530              --             --              --
Amortization and
  write-off of intangible
  assets.................      60,656           1,756            107             548
Meals and entertainment
  disallowance...........         137              75            245             148
Research tax credit......         (26)           (190)            --             (64)
Life insurance expense,
  net....................        (567)           (104)           (35)           (463)
Other, net...............          68             596            (98)            230
                             --------        --------        -------          ------
                             $ 29,004        $(23,784)       $(5,713)         $1,698
                             ========        ========        =======          ======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

purposes. Temporary differences which gave rise to deferred tax assets and liabilities at December 31, 1999 and 1998 are as follows (in thousands):

                                                              DECEMBER 31,
                                                           ------------------
                                                            1999       1998
                                                           -------    -------
DEFERRED TAX ASSETS:
  Net operating loss carryforwards.......................  $46,849    $20,412
  Alternative minimum tax credit carryforwards...........    9,449      9,725
  Bad debt and loan loss reserves........................   12,495     11,597
  Accrued retirement benefits............................   11,408     10,624
  Other accruals not currently deductible for tax........    7,360      7,531
  Tax over book basis of inventory.......................      202        328
                                                           -------    -------
                                                            87,763     60,217
  Less valuation allowance...............................   58,530         --
                                                           -------    -------
     Total deferred tax assets...........................   29,233     60,217
DEFERRED TAX LIABILITIES:
  Book over tax basis of property, plant and equipment...   21,428     23,243
  Book over tax basis of intangible assets...............    7,805     10,047
                                                           -------    -------
     Total deferred tax liabilities......................   29,233     33,290
                                                           -------    -------
     Net deferred tax assets.............................  $    --    $26,927
                                                           =======    =======

     Generally accepted accounting principles require that a valuation allowance be recorded against tax assets which are not likely to be realized. The Company has determined that it is not likely to receive a benefit for the net operating loss carryforwards generated in the periods ended December 31, 1998 and 1999. Under the Company's tax sharing agreement with the parent, a benefit would only be realized to the extent the Company could utilize such future net tax benefits on a stand-alone basis. Based on management's assessment, such net tax assets will not be utilized prior to the tax deconsolidation with Koch Industries which is expected to occur under the Reorganization Cases. The Company has established a full valuation allowance against these carryforward benefits and its remaining net deferred tax assets, and will recognize the benefits only as reassessment demonstrates they are realizable.

12. TRANSACTIONS WITH AFFILIATES

     In connection with the Merger, the Company entered into an exclusive commodity purchasing agreement with Koch Agriculture, whereby its Nutrient Services Division supplied the Company with all of its requirements for feed ingredients commencing May 1, 1998. The cost of the ingredients to the Company for the period May 1, 1998 through October 28, 1999 was equal to the spot market price less a discount of $3.50 per ton. As part of the Transition Services Agreement, effective October 29, 1999, for a period of 120 days, Koch Agriculture agreed to continue purchasing ingredients for the Company at a cost equal to the spot market price without discount. Furthermore, the parties agreed to continue in good faith with the orderly transition of the commodity purchasing function to the Company. As of January 1, 2000, substantially all commodity purchasing is being done by the Company.

     For the year ended December 31, 1999, the Company purchased $449.5 million in commodities from Koch Agriculture's Nutrient Services Division. In the ordinary course of business, the Company also contracted with Koch Industries for various administrative and support services. For the year ended December 31, 1999 the total fees paid in connection with such services amounted to $3.5 million. In the opinion of management, such fees were reasonable.

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Under the Transition Services Agreement, Koch Industries and Koch Agriculture continued to provide, on terms substantially similar to the terms existing prior to the execution of the agreement, payroll processing and administration of employee benefit programs, access to certain information technology systems, availability of certain insurance programs and certain additional administrative support services.

     At December 31, 1999, accounts payable -- affiliate, net consists of noninterest-bearing current accounts payable to Koch Industries for administrative and support services and accounts payable to Koch Agriculture for commodity purchases, net of amounts due the Company from Koch Industries for interest income and Merger Consideration not yet claimed by holders of Holdings common stock, stock options and stock right units. The total amount due for administrative and support services including payroll and related costs amounted to $0.1 million. The total amount due for purchases of commodities amounted to $30.8 million at December 31, 1999. Of the total amount due for purchases of commodities, $30.2 million of pre-petition liabilities has been designated as "liabilities subject to compromise" in the financial statements. The net amount due from Koch Industries for the unclaimed Merger Consideration and interest income is $0.6 million.

     At December 31, 1999, included in accounts receivable -- trade is a $4.1 million receivable from a joint venture, owned 50% by the Company, for purchases of grain made on behalf of the venture by the Company. Such amounts were paid subsequent to year end.

13. CONCENTRATION OF CREDIT RISK AND LOAN GUARANTEES

     Concentration of Credit Risk: Financial instruments which potentially subject the Company to concentration of credit risk consist principally of trade receivables. Substantially all of the Company's sales are to companies or individuals in agriculture-related businesses, with approximately 15% of its sales volume being feed for hogs. Hog producers experienced severely depressed market prices in 1998 and 1999 and the Company has outstanding trade receivables, loans and loan guarantees relating to customers in the hog industry.

     Loan Guarantees: The Company has provided a guarantee of up to $11.5 million to an entity formed in 1995 to provide funding for the growth, consolidation and expansion of the Company's network of independently-owned dealers and producers. All dealers or producers who are members of the entity must have arrangements with the Company for some purchase of its products. The Company recorded a loss reserve for the entire amount of the guarantee in 1998. At December 31, 1999 and 1998, the Company had funded $6.7 million and $2.0 million on the guarantee, respectively. Additionally, in August 1999 the Company issued a letter of credit for $3.3 million to secure a portion of the unfunded guarantee. The Company is not a member of this non-stock membership corporation and thus does not have an equity interest in the entity; however, the Company did make a loan of $2.0 million to the entity to provide funding for its establishment and initial operation. The Company recorded a loss reserve for the $2.0 million loan in 1998.

     Loan guarantees are also made to banks to assist the Company's customers in obtaining bank loans for working capital, lines of credit, and additions to property, plant and equipment. The guarantee arrangements essentially have the same credit risk as that involved in extending loans to customers and are subject to the Company's normal credit policies. Collateral (e.g., farm animals, property, personal guarantees) is usually obtained based on management's assessment of the specific customer's credit risk. The Company had guarantees of approximately $6.3 million and $8.7 million at December 31, 1999 and 1998, respectively, under these types of arrangements. A loss reserve of $1.2 million, recorded in 1998, has been established for the above guarantees. The maturity dates of these guarantees extend through May 2008 with the majority of the guarantees maturing prior to 2003.

     Swine Purchase Commitments and Swine Operations: To capitalize on the consolidation of the hog industry, the Company implemented a strategy in 1997 that was expected to result in control over the

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

feeding of approximately six million market hogs over four years. The program provides a source of high quality weanlings and feeder pigs ("feeders") to independent hog producers and gains the related feed business for the Company. Under this program, at December 31, 1999, the Company has future net purchase commitments, subject to the counterparties' ability to perform, to acquire 0.5 million feeders over the next eight years. Approximately 37% of these commitments are at fixed prices whereas the other 63% vary based on current or published futures prices. The net purchase commitment of 0.5 million feeders represents gross commitments during the period for the Company to purchase approximately 3.7 million feeders less 3.2 million feeders which are under contract to be sold to third parties.

     Additionally, the Company has direct ownership of several hog operations which are expected to produce an additional 1.6 million feeders over the next ten years. As hog producers are experiencing depressed market prices for their end products, the Company has significant exposure relating to its feeder pig program, direct hog ownership and joint venture interests in hog operations. At December 31, 1999 and December 31, 1998, the Company had $8.6 million and $10.3 million, respectively, in hog inventory.

     Based on published market prices at December 31, 1999, the Company's net commitment to purchase the 0.5 million feeders totals approximately $17.0 million. This is a decrease of $233.0 million from such amount at December 31, 1998 due to the rejection of approximately $139.0 million of executory contracts in accordance with the Company's Reorganization Cases, feeder purchases during the year, renegotiation of future purchase agreements, additional contracts for the sale of feeders and the change in hog market prices. Upon receipt of the feeders the Company can either sell them at current market prices, feed the pigs at Company leased facilities, or contract with independent producers to feed the pigs. Based on 1999 contractual commitments, estimated feed costs, counterparty risks and current spot and futures prices, the Company estimates that its 2000 loss associated with its swine exposure will range between $2.5 million and $5.0 million. The Company recorded a loss of $16.2 million during 1999. Depending on the future market price for both feeders and market hogs, any or all of the options available to the Company could have significant adverse impacts on net income (loss), cash flows and liquidity.

14. COMMITMENTS AND CONTINGENCIES

     Operating Leases: the Company rents certain transportation vehicles, warehouses and operating facilities under various operating leases, many of which contain renewal or purchase options. Rent expense was $6.0 million, $3.1 million, $1.0 million and $4.0 million for the year ended December 31, 1999, the periods March 13, 1998 to December 31, 1998 and January 1, 1998 to March 12, 1998 and for the year ended December 31, 1997, respectively.

     Future minimum lease payments for all noncancelable operating leases having a remaining term in excess of one year consist of the following at December 31, 1999 (in thousands):

                                                              OPERATING
                                                               LEASES
                                                              ---------
2000........................................................   $ 4,634
2001........................................................     3,519
2002........................................................     2,917
2003........................................................     2,486
2004........................................................     2,131
Thereafter..................................................     4,268
                                                               -------
     Total minimum lease payments...........................   $19,955
                                                               =======

     Litigation: The Company, in the ordinary course of business, is engaged in various litigation and other proceedings principally relating to product claims. The ultimate liability with respect to such litigation and proceedings cannot be determined at this time. The Company is of the opinion that the

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

aggregate amount of any such liabilities will not have a material impact on its financial position or results of operations. Included in "liabilities subject to compromise" is the estimated exposure for pre-petition claims.

15. EMPLOYEE BENEFIT PLANS

     The Company sponsors a defined contribution 401(k) plan which was available to substantially all eligible employees at the time of the Merger. New employees of the Company after the Merger participate in a similar plan sponsored by Koch Industries. Effective January 1, 2000, the Company established new benefit plans. See Note 18 for a description of the plans.

     Before the Merger, the Company sponsored an ESOP covering substantially all employees exclusive of those covered by a collective bargaining agreement. The Company made contributions to the ESOP in an amount equal to 50% of employee contributions to the Company's 401(k) plan, up to a maximum of 4% of an individual employee's compensation. As a result of the Merger, the Company terminated the ESOP. Upon termination, each ESOP participant had the right to receive a distribution of Holdings common stock or exchange all their shares of Holdings common stock for the Merger Consideration. No contributions were made to the ESOP during 1998. For the year ended December 31, 1997 contributions to the ESOP included $2.7 million in matching contributions and $2.6 million in discretionary contributions; compensation expense attributable to released shares was $6.3 million.

     Effective January 1, 1998, the Company made matching contributions to the Company's 401(k) in an amount equal to 50% of the employee contributions to the Company's 401(k) plan, up to a maximum of 3% of an individual employee's compensation. Participants in the Company's 401(k) plan vest in matching contributions at the time they are made. Subsequent to the Merger, the Company also made matching contributions for new employees participating in the plan sponsored by Koch Industries in an amount equal to 50% of employee contributions to the plan, up to a maximum of 3% of an individual employee's compensation. Matching contributions made by participants in the plan sponsored by Koch Industries vest over a period of five years. For the year ended December 31, 1998, matching contributions to the 401(k) plans were $2.2 million.

     Effective January 1, 1999, those employees participating in the Company's 401(k) plan began making their employee contributions to the plan sponsored by Koch Industries. The Company continued to make matching contributions in an amount equal to 50% of employee contributions to the plan, up to a maximum of 3% of an individual employee's compensation. Total matching contributions for the year ended December 31, 1999 were $2.3 million. Participants' prior service with the Company counts toward the vesting period.

     During 1997 the Company maintained two defined benefit plans which covered those employees whose employment is governed by the terms of a collective bargaining agreement. Benefits for all other employees previously covered under the plans have been frozen. Effective January 2, 1998, the net assets of the plans were merged. The Company makes annual contributions to the plan which at least equal the amounts required by law. Contribution amounts are determined by independent actuaries using an actuarial cost method that has an objective of providing an adequate fund to meet pension obligations as they mature over the long-term future. At December 31, 1999 and 1998, the assets were held in equity and fixed-income securities.

     The following table sets forth the funded status of the plan at December 31, 1999 and 1998, and the amounts recognized in the Company's consolidated balance sheets at that date and the components of net

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

periodic pension costs related to the above plans for the years ended December 31, 1999, 1998 and 1997 (dollars in thousands):

                                                              DECEMBER 31,
                                                           ------------------
                                                            1999       1998
                                                           -------    -------
CHANGE IN BENEFIT OBLIGATION:
  Benefit obligation at beginning of year................  $25,824    $23,856
  Service cost...........................................      364        349
  Interest cost..........................................    1,638      1,646
  Actuarial loss (gain)..................................   (1,053)     1,114
  Benefits paid..........................................   (1,205)    (1,141)
                                                           -------    -------
  Benefit obligation at end of year......................   25,568     25,824
                                                           -------    -------
CHANGES IN PLAN ASSETS:
  Fair value of plan assets at beginning of year.........   23,007     22,050
  Actual return on plan assets...........................    2,698      2,082
  Employer contribution..................................       --         16
  Benefits paid..........................................   (1,205)    (1,141)
                                                           -------    -------
  Fair value of plan assets at end of year...............   24,500     23,007
                                                           -------    -------
Funded status............................................   (1,068)    (2,817)
Unrecognized net actuarial loss (gain)...................     (625)     1,262
                                                           -------    -------
  Net amount recognized..................................  $(1,693)   $(1,555)
                                                           -------    -------
AMOUNTS RECOGNIZED IN THE CONSOLIDATED BALANCE SHEETS
  CONSIST OF:
     Accrued benefit liability...........................  $(1,693)   $(1,555)
                                                           =======    =======

                                                   YEAR ENDED DECEMBER 31,
                                                -----------------------------
                                                 1999       1998       1997
                                                -------    -------    -------
COMPONENTS OF NET PERIODIC BENEFIT COST:
  Service cost................................  $   364    $   349    $   293
  Interest cost...............................    1,638      1,646      1,508
  Expected return on plan assets..............   (1,863)    (1,682)    (1,500)
                                                -------    -------    -------
     Net periodic benefit cost................  $   139    $   313    $   301
                                                =======    =======    =======
WEIGHTED AVERAGE ASSUMPTIONS AS OF DECEMBER
  31:
  Discount rate...............................    7.00%      6.50%      7.00%
  Expected return on plan assets..............    8.50%      8.50%      8.00%
  Rate of compensation increase...............    4.50%      4.50%      4.00%

     The Company has a nonqualified, unfunded supplemental executive retirement plan for executives whose benefits under a prior salaried retirement plan sponsored by the former owner were reduced because of compensation under deferral elections or limitations under federal tax laws. All benefit accruals under the supplemental employee retirement plan ceased subsequent to August 31, 1993. The Company has retained sponsorship of this plan, as well as the responsibility for all benefit payments thereunder. The liability associated with the plan has been designated as a "liability subject to compromise" in connection with the Chapter 11 bankruptcy filing.

     The Company also has a nonqualified, unfunded capital accumulation plan for which it has purchased life insurance on the lives of the participants. A grantor trust is the sole owner and beneficiary of such policies. The amount of coverage is designed to provide sufficient revenues to recover all costs of the plan if assumptions made as to mortality experience, policy earnings and other factors are realized.

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The following table sets forth the status of the non-qualified plans at December 31, 1999 and 1998, and the amounts recognized in the Company's consolidated balance sheets at that date and the net periodic pension costs related to the above plans for the years ended December 31, 1999, 1998 and 1997 (dollars in thousands):

                                                             DECEMBER 31,
                                                         --------------------
                                                           1999        1998
                                                         --------    --------
CHANGE IN BENEFIT OBLIGATION:
  Benefit obligation at beginning of year..............  $ 24,506    $ 23,551
  Interest cost........................................     1,626       1,618
  Actuarial loss.......................................     2,436         150
  Benefits paid........................................    (1,319)       (813)
                                                         --------    --------
  Benefit obligation at end of year....................    27,249      24,506
                                                         --------    --------
CHANGES IN PLAN ASSETS:
  Fair value of plan assets at beginning of year.......        --          --
  Employer contribution................................     1,319         813
  Benefits paid........................................    (1,319)       (813)
                                                         --------    --------
  Fair value of plan assets at end of year.............        --          --
                                                         --------    --------
Funded status..........................................   (27,249)    (24,506)
Unrecognized net actuarial loss........................     2,215          --
                                                         --------    --------
  Net amount recognized................................  $(25,034)   $(24,506)
                                                         ========    ========
AMOUNTS RECOGNIZED IN THE CONSOLIDATED BALANCE SHEETS
  CONSIST OF:
     Accrued benefit liability.........................  $(27,249)   $(24,506)
     Minimum liability adjustment......................     2,215          --
                                                         --------    --------
          Net amount recognized........................  $(25,034)   $(24,506)
                                                         ========    ========

                                                    YEAR ENDED DECEMBER 31,
                                                   --------------------------
                                                    1999      1998      1997
                                                   ------    ------    ------
COMPONENTS OF NET PERIODIC BENEFIT COST:
  Interest cost..................................  $1,626    $1,618    $1,479
  Amortization of unrecognized net loss..........     248       150        11
                                                   ------    ------    ------
  Net periodic benefit cost......................  $1,874    $1,768    $1,490
                                                   ======    ======    ======
WEIGHTED AVERAGE ASSUMPTIONS AS OF DECEMBER 31:
     Discount rate...............................   7.00%     6.50%     7.00%

     Subsequent to the Merger, employees of the Company not covered by a collective bargaining agreement participate in a defined benefit pension plan sponsored by Koch Industries. The Company is charged a percentage of eligible employees' compensation. The percentage was 4.9% in 1999 and 1998 and the total cost to the Company approximated $4.0 million and $2.3 million for the year ended December 31, 1999 and for the period June 1 to December 31, 1998, respectively. The percentage is based primarily on years of service and compensation rates near retirement.

16. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS/POSTEMPLOYMENT BENEFITS

     The Company historically provided certain health care and life insurance benefits to retired employees who met specified age and years of service requirements. The life insurance plan provided a $5,000 benefit and was available on a noncontributory basis. The health care plans paid a stated percentage of most

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

medical expenses reduced for any deductibles and co-payments, payments made by government programs and other group coverage. The cost of providing these health care benefits was shared with retirees. All plans were unfunded.

     As a result of the Merger, the employee benefit plans of the Company that provide health care and life insurance benefits to retired employees were terminated. For any retiree who was 100% vested at the time of the Merger, the Company will share a portion of their postretirement health care cost for the three years following the date of Merger. Retirees who were receiving health benefits under the health plans of the Company have been provided medical benefits under Koch Agriculture's medical plans. After the three-year period expires, neither the Company nor Koch Agriculture will share a portion of the retirees' postretirement health care cost. At December 31, 1999, the Company estimates its remaining liability for retirees' postretirement health care to be $150,000 which is the amount payable to Koch Agriculture pursuant to an agreement entered into between the Company, Koch Industries and Koch Agriculture.

     The following table sets forth the status of the accrued postretirement benefit cost recognized in the Company's consolidated balance sheet at December 31, 1998 and the net periodic postretirement benefit cost for the years ended December 31, 1998 and 1997 (dollars in thousands):

CHANGE IN BENEFIT OBLIGATION:
  Benefit obligation at beginning of year...................  $ 18,710
  Service cost..............................................       118
  Interest cost.............................................       336
  Amendments................................................   (17,269)
  Actuarial loss............................................       501
  Benefits paid.............................................    (1,440)
                                                              --------
  Benefit obligation at end of year.........................       956
                                                              --------
CHANGES IN PLAN ASSETS:
  Fair value of plan assets at beginning of year............        --
  Employer contribution.....................................     1,440
  Benefits paid.............................................    (1,440)
                                                              --------
  Fair value of plan assets at end of year..................        --
                                                              --------
Funded status...............................................      (956)
Unrecognized net actuarial loss.............................       498
                                                              --------
  Net amount recognized.....................................  $   (458)
                                                              ========
AMOUNTS RECOGNIZED IN THE CONSOLIDATED BALANCE SHEETS
  CONSIST OF:
     Accrued benefit liability..............................  $   (458)
                                                              ========

                                                              DECEMBER 31,
                                                             ---------------
                                                             1998      1997
                                                             -----    ------
COMPONENTS OF NET PERIODIC BENEFIT COST:
  Service cost.............................................  $ 118    $  837
  Interest cost............................................    336     1,809
  Amortization of prior service credit.....................    (64)     (111)
  Amortization of unrecognized net gain....................   (175)     (431)
                                                             -----    ------
     Net periodic benefit credit...........................  $ 215    $2,104
                                                             -----    ------
WEIGHTED AVERAGE ASSUMPTIONS AS OF DECEMBER 31:
     Discount rate.........................................  6.50%     7.00%

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Actuarial assumptions used for the Company's retiree health care and life insurance plans were as follows (dollars in thousands):

                                                               DECEMBER 31,
                                                             ----------------
                                                              1998      1997
                                                             ------    ------
Projected health care cost trend rate......................    7.0%      8.0%
Ultimate trend rate........................................   6.50%     4.25%
Year ultimate trend rate is achieved.......................    2001      2002
Effect of a 1% increase in the health care cost trend rate
  on the APBO..............................................  $   24    $1,949
Effect of a 1% increase in the health care cost trend rate
  on the aggregate of service and interest cost............  $    1    $  236

17. STOCK OPTION PLANS

     The Company had three stock option plans: the 1993 Stock Option Plan ("1993 Plan"), the PM Holdings Corporation Omnibus Stock and Incentive Plan ("1995 Plan"), and the PM Holdings Corporation Non-Employee Directors Stock Option Plan ("Directors Plan"). The 1993 Plan provided for the issuance of both incentive stock options and non-qualified options. Under the plan, a maximum of 20,000 shares could have been granted at prices not less than 100% and 85% of the fair market value of a share of common stock on the date the option was granted, for incentive stock options and non-qualified options, respectively. The terms of all options granted could not exceed ten years from the date of grant. This plan was replaced by the 1995 Plan and no additional awards were granted under the 1993 Plan.

     The 1995 Plan provided for the issuance of stock options, stock rights units, stock appreciation rights, restricted stock and common stock to key employees of the Company. Under the plan the 13,500 shares not previously granted under the 1993 Plan plus an additional 26,000 shares could have been granted. Upon the exercise of a stock rights unit, a participant received the equivalent number of shares of common stock. The Directors Plan provided for each non-employee director to receive an option to purchase 500 shares at fair market value on the date of grant. Under the plan a maximum of 15,000 shares could have been granted. All options and rights granted under the three plans vested over a three-year period and had a term of ten years.

     Pursuant to the Merger, each outstanding option to purchase Holdings common stock and each stock rights unit entitling the holder thereof to acquire Holdings common stock became 100% vested. Option holders and stock rights unit holders received the Merger Consideration for each share of Holdings common stock into which such options or stock rights units were exercisable immediately prior to the Merger. Cash proceeds paid to holders of options and stock rights units was $13.5 million. During 1998 and 1999 no additional stock options or stock rights units were granted and there were no stock options or stock rights units outstanding as of December 31, 1998 or 1999.

18. SUBSEQUENT EVENTS

     Effective January 1, 2000, the Company had transitioned substantially all of the commodity purchasing from Koch Agriculture and payroll processing and employee benefit plan administration from Koch Industries pursuant to the Transition Services Agreement.

     The Company established a new 401(k) plan effective January 1, 2000 under which employees are eligible to make before-tax and after-tax contributions. The Company will make matching contributions up to 6% of pay to the new plan. The new plan will accept transfers of assets and liabilities from Koch Industries' savings plans. Prior to December 31, 1999, the Company's non-union employees participated in the defined benefit plan sponsored by Koch Industries and employees participated in health and welfare

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

plans sponsored by Koch Industries. The Company reimbursed Koch Industries for the cost of these plans. The Company ceased participating in these plans sponsored by Koch Industries on December 31, 1999. The Company has established similar stand alone health and welfare benefit plans effective January 1, 2000.

             PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION)

                         INDEX TO FINANCIAL STATEMENTS
                                 FOR THE PERIOD
                              ENDED JUNE 30, 2000

                                                              PAGE
                                                              ----
Consolidated Balance Sheets at June 30, 2000 and December     F-30
  31,1999...................................................
Consolidated Statements of Operations for six months ended    F-32
  June 30, 2000 and 1999....................................
Consolidated Statements of Cash Flows for the six months      F-33
  ended June 30, 2000 and 1999..............................
Notes to Consolidated Financial Statements..................  F-34

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
--------------------------------------------------------------------------------
                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                                                 DECEMBER 31, 1999
                                                                               (DERIVED FROM AUDITED
                                                              JUNE 30, 2000    FINANCIAL STATEMENTS)
                                                              -------------    ---------------------
                                                              (DOLLARS IN THOUSANDS EXCEPT PER SHARE
                                                                              DATA)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $ 43,151             $ 48,094
  Accounts receivable, net..................................      26,191               38,817
  Inventories...............................................      50,530               58,869
  Prepaid expenses and other current assets.................      11,062                7,758
  Deferred income taxes.....................................      14,219                   --
                                                                --------             --------
     TOTAL CURRENT ASSETS...................................     145,153              153,538

Property, plant and equipment, net..........................     206,753              235,378
Intangible assets, net......................................      43,778              155,000
Reorganization value in excess of amounts allocable to
  identifiable assets.......................................     103,967                   --
Notes receivable............................................       4,408                8,147
Deferred financing costs, net...............................          --               10,107
Other assets................................................      27,890               26,845
                                                                --------             --------
     TOTAL ASSETS...........................................    $531,949             $589,015
                                                                ========             ========

                                                                                 DECEMBER 31, 1999
                                                                               (DERIVED FROM AUDITED
                                                              JUNE 30, 2000    FINANCIAL STATEMENTS)
                                                              -------------    ---------------------
LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable--other...................................    $ 32,700             $  32,759
  Customer advance payments.................................       2,466                10,809
  Accrued expenses..........................................      40,506                31,769
  Interest payable..........................................          54                    --
  Current portion of long-term debt and bank borrowings
     under revolving credit facility........................       4,000               278,031
                                                                --------             ---------
     TOTAL CURRENT LIABILITIES..............................      79,726               353,368

Deferred income taxes.......................................      66,518                    --
Retirement obligations......................................      24,500                25,730
Accrued post-retirement benefit costs.......................          --                   150
Other liabilities...........................................       5,855                 6,069
Liabilities subject to compromise...........................          --               419,500
Long-term debt..............................................     171,150                    --

Commitments and Contingencies (Note 9)

STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, $0.01 par value: 5,000,000 shares
     authorized, none issued or outstanding.................          --                    --
  Common stock, $0.01 par value: 20,000,000 shares
     authorized and 10,000,000 shares to be issued at June
     30, 2000 and 1,000 shares authorized, issued and
     outstanding at December 31, 1999.......................         100                     1
  Additional paid-in capital................................     184,900               109,499
  Retained deficit..........................................        (800)             (323,956)
  Accumulated other comprehensive loss......................          --                (1,346)
                                                                --------             ---------
     TOTAL STOCKHOLDERS' EQUITY (DEFICIT)...................     184,200              (215,802)
                                                                --------             ---------
     TOTAL LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT).....    $531,949             $ 589,015
                                                                ========             =========

     (See Accompanying Notes)

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
--------------------------------------------------------------------------------
               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                 SIX MONTHS       SIX MONTHS
                                                                    ENDED            ENDED
                                                                JUNE 30, 2000    JUNE 30, 1999
                                                                -------------    -------------
                                                                    (DOLLARS IN THOUSANDS)
NET SALES...................................................      $414,546         $437,442
COSTS AND EXPENSES:
  Cost of products sold.....................................       329,164          352,879
  Marketing, distribution and advertising...................        43,196           46,223
  General and administrative................................        26,494           32,975
  Amortization of intangibles...............................        13,575            7,586
  Research and development..................................         2,723            3,003
  Provision for plant closings..............................            --           19,665
  Restructuring expenses....................................        24,924              553
  Other (income) expense, net...............................       (28,449)            (530)
                                                                  --------         --------
                                                                   411,627          462,354

OPERATING INCOME (LOSS).....................................         2,919          (24,912)
Interest expense -- net.....................................         9,759           25,957
                                                                  --------         --------
Income (loss) before income taxes...........................        (6,840)         (50,869)
Benefit for income taxes....................................            --          (16,054)
                                                                  --------         --------
Income (loss) before extraordinary item.....................        (6,840)         (34,815)
Extraordinary item-gain on extinguishment of debt, net of
  tax.......................................................       159,359               --
Revaluation of assets and liabilities pursuant to the
  adoption of fresh-start reporting.........................         2,483               --
                                                                  ========         ========
NET INCOME (LOSS)...........................................      $155,002         $(34,815)
                                                                  ========         ========

     (See Accompanying Notes)

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
--------------------------------------------------------------------------------
               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                               SIX MONTHS       SIX MONTHS
                                                                  ENDED            ENDED
                                                              JUNE 30, 2000    JUNE 30, 1999
                                                              -------------    -------------
                                                                  (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss).........................................    $155,002         $(34,815)
  Adjustment to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Gain on extinguishment of debt.........................    (159,359)              --
     Gain on revaluation pursuant to fresh-start
      reporting.............................................      (2,483)              --
     Depreciation and amortization..........................      28,612           23,238
     Provision for loss on asset disposition................      (5,616)              73
     Provision for asset write-off..........................          --           19,665
     Provision for deferred taxes...........................          --          (16,054)
     Other..................................................      10,817          (41,408)
                                                                --------         --------
Net cash provided by (used in) operations...................    $ 26,973         $(49,301)

INVESTING ACTIVITIES:
  Sale of property, plant and equipment.....................      15,757               --
  Purchase of property, plant and equipment.................      (8,642)         (10,127)
  Other.....................................................       3,739           (1,925)
                                                                --------         --------
Net cash provided by (used in) investing activities.........    $ 10,854         $(12,052)

FINANCING ACTIVITIES:
  Proceeds from revolving credit facility...................     (87,471)          35,000
  Repayment of term loans...................................     (15,550)          (3,400)
  Capital contribution......................................      60,000               --
  Other.....................................................         251              (59)
                                                                --------         --------
Net cash provided by (used in) financing activities.........    $(42,770)        $ 31,541
Decrease in cash and cash equivalents.......................      (4,943)         (29,812)
Cash and cash equivalents at beginning of period............      48,094           41,446
                                                                --------         --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................    $ 43,151         $ 11,634
                                                                --------         --------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for:
     Interest...............................................    $ 13,598         $ 26,165
     Income taxes...........................................         173              450

(See Accompanying Notes)

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     Pursuant to the Agreement and Plan of Merger among PM Holdings Corporation ("Holdings"), Koch Agriculture Company ("Koch Agriculture") and Arch Acquisition Corporation, dated as of January 9, 1998 (the "Merger Agreement"), Arch Acquisition Corporation was merged with and into Holdings (the "Merger"), with Holdings being the surviving corporation. As a result of the Merger, Koch Agriculture owned 100% of Holdings, which owned 100% of Purina Mills, Inc. ("Purina Mills" or "PMI"). Subsequently, on October 28, 1999 (the "Petition Date"), Holdings and certain of its subsidiaries (the "Debtor") filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code, as amended, with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court").

     Purina Mills filed a Form 8-K on January 18, 2000 with the Securities and Exchange Commission, which included a Plan of Reorganization (the "Plan") and a disclosure statement. The Plan, as amended, was approved by the creditors, confirmed on April 5, 2000 by the Bankruptcy Court and became effective on June 29, 2000 (the "Effective Date").

     The Plan provided, among other things, the merger of Purina Mills with and into Holdings prior to the effective date of the Plan. By operation of the merger, Holdings succeeded to the business previously conducted by Purina Mills and changed its name to Purina Mills, Inc. On May 19, 2000, Purina Mills merged with and into Holdings with Holdings being the surviving corporation, renamed as Purina Mills, Inc. (the "Company"). Subsequently, the Plan became effective and the Company emerged from Chapter 11 as of the beginning of business on June 30, 2000.

     Within 45 days after the Effective Date the Company will make distributions of cash and a partial distribution of new common stock of the Company to holders of claims that have been allowed. As of the Effective Date the Company was authorized to issue 20,000,000 shares of its $0.01 par value common stock. The Company will issue 9,910,000 shares to holders of allowed unsecured claims and 90,000 shares to certain employees under the Company's Key Employee Retention Program. The Company's request to list its stock on the NASDAQ National Market was granted on June 26, 2000.

     The consolidated balance sheet at June 30, 2000 and the consolidated statements of operations and cash flows for the period ended June 30, 2000 are unaudited and reflect all adjustments, consisting of normal recurring items and the adoption of "fresh-start" reporting (See Note 3), which management considers necessary for a fair presentation. Operating results for fiscal 2000 interim periods are not necessarily indicative of results to be expected for the fiscal year ending December 31, 2000. The consolidated balance sheet at December 31, 1999 was derived from the Company's December 31, 1999 audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

     Although the Company believes the disclosures are adequate, certain information and disclosures normally included in the notes to the financial statements have been condensed or omitted as permitted by the rules and regulations of the Securities and Exchange Commission. The accompanying unaudited financial statements should be read in conjunction with the financial statements for the year ended December 31, 1999 and the quarter ended March 31, 2000 which are included in the registration statement on Form 10/A, Amendment No. 1 filed on May 18, 2000.

2.  FINANCIAL RESTRUCTURING DEVELOPMENTS

     The economic environment in the agricultural industry during 1998, 1999, and early 2000 was a difficult one for many individual producers and companies that participate in the sector. Livestock commodity prices have been depressed and reached historic lows in many markets. In addition to the

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

overall economic environment, there is significant competition in all areas of agriculture, including the feed industry.

     In connection with the Merger, the Company incurred a significant amount of indebtedness. As of March 31, 1998, the Company had approximately $557.2 million of consolidated indebtedness, and its stockholders' equity was approximately $109.4 million. Of the total $669.6 million required to consummate the 1998 Merger and related transactions, $559.9 million was supplied by indebtedness and $109.7 million was supplied by equity contributions. The Company's indebtedness was raised through the sale of $350.0 million aggregate principal amount of its Senior Subordinated Notes Due 2010 (the "Notes") and borrowings under a $300.0 million secured credit facility, pursuant to a credit agreement (the "Prepetition Credit Agreement"), from a syndicate of lenders (the "Prepetition Credit Facility"). The Prepetition Credit Facility included: a $200.0 million term loan facility (the "Prepetition Term Loan") and a $100.0 million revolving credit facility (the "Prepetition Revolving Credit Facility"). Since the Merger, a significant portion of the Company's cash flow from operations has been dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations. The Company's substantial degree of leverage limited its flexibility to adjust to the depressed conditions in the agricultural industry and made it particularly vulnerable to the downturn in the swine market.

     As a result of its financial condition during 1999 and its substantial degree of leverage, the Company's ability to finance its working capital requirements and implement its business plan have been adversely affected by its cash requirements for debt service. On September 15, 1999, the Company failed to make a scheduled interest payment of $15.75 million due to holders of the Notes. On October 21, 1999, the trustee under the indenture (the "Prepetition Notes Indenture") for the Notes accelerated such Notes as a result of the failure to make such interest payment. On September 30, 1999, the Company failed to pay $2.1 million in principal payments due on the Term Loan. Such principal payment was subsequently made on October 28, 1999.

     Faced with these events and an inability to service future interest payments on the Notes, the Debtor filed voluntary petitions for relief (the "Reorganization Cases") under Chapter 11 of the U.S. Bankruptcy Code, as amended, with the Bankruptcy Court on the Petition Date. As described in the disclosure statement, a settlement was negotiated between Koch Industries, Inc.

     ("Koch Industries") and a committee representing holders of Notes ("Noteholders") whereby Koch Industries agreed to make capital contribution of $60 million to the Company. Such capital contribution was received by the Company on the Effective Date.

     Under Chapter 11, certain claims against the Debtor in existence prior to the filing of the petitions for relief under the federal bankruptcy laws are stayed while the Debtor continues business operations as Debtor-in-Possession. These claims are reflected in the December 31, 1999 balance sheet as "liabilities subject to compromise" and consist of the following:

Accounts payable -- other...................................  $ 13,764
Accounts payable -- affiliate...............................    30,215
Accrued expenses............................................     2,379
Interest payable on Senior Subordinated Notes due 2010......    19,600
Retirement obligations......................................     3,212
Other liabilities...........................................       330
Senior Subordinated Notes due 2010..........................   350,000
                                                              --------
                                                              $419,500
                                                              ========

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     As of the Petition Date, the Company discontinued accruing interest on its unsecured pre-petition debt obligations. Additional claims have arisen subsequent to the filing date resulting from rejection of executory contracts and unexpired leases, and from the determination by the court or as agreed to by parties in interest of allowed claims for contingencies and other disputed amounts. Claims secured against the Debtor's assets also are stayed, although the holders of such claims have the right to move the court for relief from the stay.

     The Debtor received approval from the Bankruptcy Court to pay or otherwise honor certain of its pre-petition obligations, including employee wages, dealer and customer rebates, amounts owed certain critical vendors and amounts owed to farmers, grain elevators, coops, brokers, dealers and other vendors and suppliers pursuant to federal, state and local government regulations.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Fresh-Start Reporting: As of June 30, 2000, in accordance with the AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7"), the Company was required to adopt "fresh-start" reporting and reflect the effects of such adoption in the financial statements for the six months ended June 30, 2000. Accordingly, the December 31, 1999 consolidated balance sheet is not comparable to the June 30, 2000 consolidated balance sheet.

     In adopting fresh-start reporting, the Company with the assistance of its financial advisors, was required to determine its reorganization value, which represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the Company immediately after its emergence from Chapter 11 status. The reorganization value of the Company was determined by consideration of several factors, including the Company's historical financial performance, its fiscal 2000 budget, publicly available data of companies whose operations are generally comparable to the operations of the Company and economics and industry data trends.

     The adjustments to reflect the consummation of the Plan, including the gain on extinguishment of debt related to pre-petition liabilities and the adjustment to record assets and liabilities at their fair values (including the establishment of reorganization value in excess of amounts allocable to identifiable assets), have been reflected in the accompanying consolidated financial statements.

     Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in affiliated companies, 20% through 50% owned, are carried at equity.

     Intangible Assets (including Goodwill): Intangible assets at June 30, 2000 represent the Company's estimate of the value of such assets at the Effective Date, in accordance with the principles of SOP 90-7, and will be amortized over their estimated period of related benefit of one to ten years. Intangible assets, at December 31, 1999, represent the excess of cost over the net tangible assets of the business at the time of acquisition and were amortized over the estimated period of related benefit.

     Management periodically has and will continue to review the value of its intangible assets to determine if an impairment has occurred or whether changes have occurred that would require a revision to the remaining useful life. In making such determination, management evaluates the performance, on an undiscounted basis, of the underlying operations or assets which give rise to such amount.

     Reorganization Value in Excess of Amounts Allocable to Identifiable Assets:
As a result of adopting "fresh-start" reporting, the Company recorded reorganization value in excess of amounts allocable to identifiable assets of approximately $104.0 million. This intangible asset will be amortized on a straight-line basis over a ten-year period.

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Income Taxes: Deferred income taxes are recognized for the effect of temporary differences between the financial reporting basis and the tax basis of the assets and liabilities plus operating loss carryforwards at enacted tax rates expected to be in effect when such amounts are realized or settled. In connection with "fresh-start" reporting the Company recorded a net $52.3 million deferred tax liability for the effect of temporary differences between the financial reporting and tax basis of its assets and liabilities. This is reflected as a current asset of $14.2 million and a long-term liability of $66.5 million.

     The Company was part of a tax sharing agreement with Koch Industries effective as of the date of the Merger through June 29, 2000. The agreement provided that the tax liability of the group shall be allocated to the members of this group on the basis of the percentage of the member's total tax, if computed on a separate return, would bear to the total amount of the taxes of all members of the group so computed. If the Company's tax attributes were utilized by another member of the group, such member would reimburse the Company when the Company would have been able to utilize such attributes in computing the Company's separate taxable income. The Company's tax provisions for all periods after March 12, 1998 through June 29, 2000 were computed on this basis. The results of operations of the Company after March 12, 1998 through June 29, 2000 have been or will be included in the consolidated U.S. corporation income tax return and certain consolidated state income tax returns of Koch Industries. The result of operations commencing June 30, 2000 will be included in the consolidated return of the Company and its subsidiaries.

     Revenue Recognition: Net sales are generally recognized when products are shipped. Allowances for customer discounts are recorded when revenues are recognized.

     Reclassifications: Certain reclassifications have been made to the prior period consolidated financial statements to conform to the consolidated financial statement presentation at June 30, 2000 and the six month period then ended.

     Internal Use Software: The Company has replaced or modified all of the Company's computer systems and software applications so that they are Year 2000 compliant. In connection with this process, the Company purchased and implemented an enhanced accounting and information reporting system. The Company capitalized all software and consultant costs and the direct costs of those employees directly involved in the process, in accordance with Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). All other related costs were expensed as incurred. The Company's policies are in accordance with the provisions of SOP 98-1. Total capitalized software costs related to the enhanced accounting and information reporting systems were $16.4 million as of December 31, 1999. The Company is amortizing the costs associated with the project using the straight-line method over five years, the expected life of the system.

4.  RESTRUCTURING EXPENSES

     During the three and six months ended June 30, 2000, the Company incurred advisory fees and expenses of $9.6 million and $13.8 million, respectively, in connection with the Reorganization Cases. Additionally, the Company has recorded severance and moving costs of $3.0 million and $4.6 million, respectively, and compensation expense of $3.8 million and $6.5 million, respectively, in connection with the Company's Key Employee Retention Plan for the same three and six month periods.

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.  INVENTORIES

     Inventories consist of the following (in thousands):

                                                 JUNE 30, 2000    DECEMBER 31, 1999
                                                 -------------    -----------------
Raw materials..................................     $31,207            $37,577
Finished goods.................................      10,883             11,411
Animals........................................       8,440              9,881
                                                    -------            -------
  Total........................................     $50,530            $58,869
                                                    -------            -------

6.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following (in thousands):

                                                 JUNE 30, 2000    DECEMBER 31, 1999
                                                 -------------    -----------------
Land...........................................    $ 10,808           $ 13,362
Buildings......................................      60,924             86,332
Machinery and equipment........................     122,780            180,769
Construction in progress.......................      12,353              7,359
                                                   --------           --------
                                                    206,865            287,822
Accumulated depreciation.......................        (112)           (52,444)
                                                   --------           --------
  Total........................................    $206,753           $235,378
                                                   ========           ========

     In connection with the adoption of "fresh-start" reporting for the period ended June 30, 2000, the Company was required to adjust property, plant and equipment to its fair value. Based on the Company's estimate of the fair value of such assets at the Effective Date, an adjustment was made to decrease the value of property, plant and equipment by approximately $ 11.9 million with no material change in the remaining useful lives.

     During the quarter ended June 30, 1999, the Company made the decision to discontinue manufacturing operations at five of its facilities. Products for distribution to customers of the closed facilities are being manufactured at the Company's other facilities. In connection with these plant closures, the Company recorded a loss of $13.1 million on manufacturing assets, representing the amount by which the book value exceeds estimated fair value. Estimated demolition costs of $1.2 million, severance costs of $0.4 million and a write-off of $5.0 million for related goodwill were also recorded.

7.  INTANGIBLE ASSETS

     Intangible assets consist of the following (in thousands):

                                                 JUNE 30, 2000    DECEMBER 31, 1999
                                                 -------------    -----------------
Distribution network...........................     $24,000           $  40,000
Patents........................................       6,298              15,000
Covenant not to compete........................          --               2,083
Goodwill.......................................          --             262,728
Other intangibles..............................      13,480              31,539
                                                    -------           ---------
                                                     43,778             351,350
Accumulated amortization.......................          --            (196,350)
                                                    -------           ---------
  Total........................................     $43,778           $ 155,000
                                                    =======           =========

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Intangible assets at June 30, 2000 represent the Company's estimate of the value of such assets at the Effective Date, in accordance with the principles of SOP 90-7, and will be amortized over their estimated period of related benefit of one to ten years.

     During the fourth quarter of 1999, in connection with the Company's Reorganization Cases, the Company recorded a provision for loss on impairment of intangible assets of $161.6 million. The provision reduced the net value of intangible assets to management's estimate of the fair value of intangible assets at December 31, 1999. Management's estimate was based upon the expected net realizable value of the Company on a going concern basis which contemplated continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business.

8.  DEBT

     Debt consists of the following (in thousands):

                                                 JUNE 30, 2000    DECEMBER 31, 1999
                                                 -------------    -----------------
Term loan......................................    $175,000           $190,550
Senior subordinated notes due 2010.............          --            350,000
Revolving credit facility......................          --             87,471
Other..........................................         150                 10
                                                   --------           --------
                                                    175,150            628,031
Less current portion of long-term debt.........       4,000                 --
                                                   --------           --------
  Total........................................    $171,150           $628,031
                                                   ========           ========

     The foregoing debt is classified as follows in the December 31, 1999 consolidated balance sheet (in thousands):

Current portion of long-term debt and bank borrowings under
  revolving credit facility.................................  $278,031
Liabilities subject to compromise...........................   350,000
                                                              --------
     Total..................................................  $628,031
                                                              ========

     Credit Facility: In connection with the consummation of the Plan, Purina Mills entered into a new credit agreement ("the Credit Agreement") which provides for secured borrowings from a syndicate of lenders consisting of (i) a term loan facility providing for an aggregate of $175.0 million Tranche A Term Loan with a maturity date of December 31, 2003 ("the Term Loan") and (ii) a $50.0 million Revolving Credit Facility with a maturity date of December 31, 2002, with a $30.0 million sub-limit for letters of credit, which is available to finance the Company's ongoing working capital requirements. The proceeds of the Term Loan were borrowed in full on June 29, 2000, to repay the Prepetition Credit Facility, and $14.4 million of the Revolving Credit Facility has been used for the issuance of letters of credit for ordinary course business purposes of the Company and it subsidiaries. No borrowings were made under the Revolving Credit Facility. The Company is charged an annual fee of 0.5% for amounts available but unused under the Revolving Credit Facility. In addition, the Company is charged a fee of 2.75% per annum on the daily average amount available for drawing under any letter of credit. Loans under the Credit Agreement bear interest at floating rates, which are, at the Company's option based either upon bank prime or Eurodollar rates. Rates on outstanding borrowings based on bank prime plus 1.75% were 11.25% at June 30, 2000.

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The annual amortization schedule of the Term Loan outstanding on June 30, 2000 is $8.0 million in 2001, $17.0 million in 2002, and $150.0 million in 2003.
The 2003 amount includes a payment of $135.0 million on the Term Loan maturity date of December 31, 2003. The Company is required to make mandatory repayments of the Term Loan in amounts equal to 80% of Excess Cash Flow (as defined in the Credit Agreement). The first such payment is due March 2001. Additionally, the Company is generally required to make mandatory repayments of amounts received on the sale of assets unless reinvested within specific time periods. Any repayments under the Term Loan are not available for future re-borrowings.

     Covenants: The Credit Agreement contains restrictive covenants that, among other things and under certain conditions, limit the ability of the Company to incur additional indebtedness, to acquire (including a limitation on capital expenditures) or dispose of assets or operations and to pay dividends. The Term Loan and Revolving Credit Facility also require the Company to satisfy certain financial covenants and tests. The Company was in compliance with its debt covenants at June 30, 2000.

9.  CONCENTRATION OF CREDIT RISK AND LOAN GUARANTEES

     Concentration of Credit Risk: Financial instruments which potentially subject the Company to concentration of credit risk consist principally of trade receivables. A substantial portion of the Company's sales are to companies or individuals in agriculture-related businesses, with approximately 15% of its sales volume being feed for hogs. Hog producers experienced severely depressed market prices in 1998 and 1999 and the Company has outstanding trade receivables, loans and loan guarantees relating to customers in the hog industry.

     Loan Guarantees: The Company had provided a guarantee of up to $11.5 million to an entity formed in 1995 to provide funding for the growth, consolidation and expansion of the Company's network of independently-owned dealers and producers. The Company recorded a loss reserve for the entire amount of the guarantee in 1998. At June 30, 2000 and December 31, 1999, the Company had funded $6.7 million on the guarantee. In August 1999 the Company issued a letter of credit for $3.3 million to secure a portion of the unfunded guarantee. The Company is not a member of this non-stock membership corporation and thus does not have an equity interest in the entity.

     Loan guarantees are also made to banks to assist the Company's customers in obtaining bank loans for working capital, lines of credit, and additions to property, plant and equipment. The guarantee arrangements essentially have the same credit risk as that involved in extending loans to customers and are subject to the Company's normal credit policies. Collateral (e.g., farm animals, property, personal guarantees) is usually obtained based on management's assessment of the specific customer's credit risk. The Company had guarantees of approximately $4.7 million and $6.3 million at June 30, 2000 and December 31, 1999, respectively, under these types of arrangements. The maturity dates of these guarantees extend through May 2008 with the majority of the guarantees maturing prior to 2003.

     Swine Purchase Commitments and Swine Operations: To capitalize on the consolidation of the hog industry, the Company implemented a strategy in 1997 that was expected to result in control over the feeding of approximately six million market hogs over four years. The program provides a source of high quality weanlings and feeder pigs ("feeders") to independent hog producers and gains the related feed business for the Company. Under this program, at June 30, 2000, the Company has future net purchase commitments, subject to the counterparties' ability to perform, to acquire 0.3 million feeders over the next eight years. Approximately 8% of these commitments are at fixed prices whereas the other 92% vary based on current or published futures prices. The net purchase commitment of 0.3 million feeders represents gross commitments during the period for the Company to purchase approximately 3.4 million feeders less
3.1 million feeders which are under contract to be sold to third parties.

     Additionally, the Company has direct ownership of several hog operations which are expected to produce an additional 1.5 million feeders over the next ten years. As hog producers experience volatile

     PURINA MILLS, INC. (FORMERLY PM HOLDINGS CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

market prices for their end products, the Company has significant exposure relating to its feeder pig program, direct hog ownership and joint venture interests in hog operations. At June 30, 2000 and December 31, 1999, the Company had $7.8 million and $8.6 million, respectively, in hog inventory.

     Based on published market prices at June 30, 2000, the Company's net commitment to purchase the 0.3 million feeders totals approximately $10.9 million. This is a decrease of $6.1 million from such amount at December 31, 1999. Upon receipt of the feeders the Company can either sell them at current market prices, feed the pigs at Company leased facilities, or contract with independent producers to feed the pigs. Based on 1999 contractual commitments, estimated feed costs, counterparty risks and current spot and futures prices, the Company estimates that its 2000 loss associated with its swine exposure will range between $2.5 million and $5.0 million. The Company recorded a loss of $16.2 million during 1999 and a loss of $2.6 million for the six months ended June 30, 2000. Depending on the future market price for both feeders and market hogs, any or all of the options available to the Company could have adverse impacts on operations, cash flows and liquidity.

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NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR
TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    4
Market for Common Stock...............    9
Use of Proceeds.......................    9
Dividend Policy.......................    9
Selected Consolidated Financial
  Data................................   10
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   14
Business..............................   21
Management............................   28
Certain Transactions..................   32
Principal and Selling Stockholders....   32
Description of Capital Stock..........   34
Shares Eligible for Future Sale.......   38
Plan of Distribution..................   39
Legal Matters.........................   40
Experts...............................   40
Where You Can Find More Information...   40
Index to Financial Statements.........  F-1

                            ------------------------

Through and including November 13, 2000 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

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                             UP TO 2,356,168 SHARES

                            PURINA MILLS, INC. LOGO

                                  COMMON STOCK

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